Exhibit 10.2

E X E C U T I O N    V E R S I O N

Date: 31 October 2012

ORPOWER 4 INC.

as Company

and

DEG – DEUTSCHE INVESTITIONS- UND

ENTWICKLUNGSGESELLSCHAFT MBH

as Original Lender

and

DEG – DEUTSCHE INVESTITIONS- UND

ENTWICKLUNGSGESELLSCHAFT MBH

as Global Agent

AMENDMENT AGREEMENT relating to a COMMON TERMS AGREEMENT

TABLE OF CONTENTS

		Page

1	INTERPRETATION	2

2	AMENDMENTS TO COMMON TERMS AGREEMENT	4

3	EFFECTIVE DATE	4

4	REPRESENTATIONS AND WARRANTIES	4

5	AMENDMENTS TO LOAN AGREEMENTS	5

6	ACKNOWLEDGEMENT OF FULLY-DRAWN FACILITY	7

7	FEES, COSTS AND EXPENSES	7

8	MISCELLANEOUS	7

9	THIRD PARTIES	7

SCHEDULE 1
	TO AMENDMENT AGREEMENT	8

SCHEDULE 2
	TO THE AMENDMENT AGREEMENT CONDITIONS PRECEDENT	9

SIGNATORIES		10

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THIS AGREEMENT is made on 31 October 2012 by and between:

(1)	ORPOWER 4 INC., a limited liability company incorporated under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands and registered in the Republic of Kenya as a foreign company having a place of business in the Republic of Kenya under Certificate of Compliance number F.53/98 with its principal office located at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya (the “Company”);

(2)	DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH, as the global agent on behalf of the Finance Parties (the “Global Agent”); and

(3)	DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH as Original Lender,

collectively referred to as the “Parties” (or, individually, a “Party”).

WHEREAS:

(A)	The Company, the Global Agent and the Lenders entered into a Common Terms Agreement dated 5 January 2009 pursuant to which the Lenders made available to the Company a credit facility of US$105,000,000 (the “Common Terms Agreement”).

(B)	The Company, the Global Agent and the Lenders have agreed to amend the Common Terms Agreement such that the Loans made thereunder are no longer made on a non-recourse, secured project finance basis to the Company, but are instead converted to an unsecured corporate facility (the “Subordinated Loan Amount”), with the Company’s obligations under the Common Terms Agreement being guaranteed by the Company’s Affiliate, Ormat Technologies, Inc. (“OTEC”).

(C)	Certain of the Participants have agreed to be prepaid their Participations under the Finance Documents and The Emerging Africa Infrastructure Fund Limited has agreed to amend the terms of its participation with the Lenders.

(D)	The Company, the Lenders and the Global Agent have agreed to enter into this Amendment Agreement in order to amend certain of the terms of the Common Terms Agreement in order to reflect the prepayments and changes referred to above.

NOW IT IS HEREBY AGREED:

1	INTERPRETATION

In this Amendment Agreement:

1.1	words and expressions defined in the Common Terms Agreement shall, unless otherwise defined herein, have the same meaning when used herein;

1.2	the provisions of Clauses 1.1 and 1.2 of the Common Terms Agreement shall also apply in the interpretation hereof as if expressly set out herein with each reference to the “Agreement” being deemed to be a reference to this Amendment Agreement; and

1.3	the following expressions shall have the following meanings:

“Amended Participation Agreement” means the amended participation agreement dated on or about the date of this Amendment Agreement between DEG as DEG “B” Lender and The Emerging Africa Infrastructure Fund Limited as Original Participant.

“Amendment Documents” means:

(a)	this Amendment Agreement;

(b)	the Amended and Restated Common Terms Agreement;

(c)	the Amended Participation Agreement;

(d)	the Closing Coordination and Escrow Agreement; and

(e)	the Release Documents.

“Authorised Signatory” in relation to the Company and any communication to be made or document to be executed or certified by the Company means, at any time, any person:

(a)	who is at such time duly authorised by a resolution of the board of directors of the Company or by virtue of his appointment by the Company to a particular office to make that communication or to execute or certify that document on behalf of the Company and in respect of whom the Global Agent has received a certificate of a director or the secretary of the Company setting out the name and signature of that person and confirming that person’s authority so to act; and

(b)	in respect of whom no notice has been received by the Global Agent from the Company to the effect that person is no longer an Authorised Signatory for the Company.

“Closing Coordination and Escrow Agreement” means the closing coordination and escrow agreement to be entered into by and among (inter alia) Overseas Private Investment Corporation (“OPIC”), OTEC, Ormat International, Inc., Ormat Holding Corp., OrPower 4 Inc., the Global Agent, BNY Corporate Trustee Services Limited, Barclays Bank Of Kenya Limited, Commercial Bank of Africa Limited and Union Bank, N.A.

“Effective Date” means the Business Day on which the Global Agent shall have confirmed in writing that it has received all the documents listed in Schedule 2 to this Amendment Agreement and that each such document is, in form and substance, satisfactory to the Global Agent.

“Guarantee” means the guarantee provided by OTEC, to the Global Agent for and on behalf of the Lenders, dated on or about the date of this Amendment Agreement in respect of the Company’s payment and certain other obligations under the Common Terms Agreement.

“Subordination Agreement” means the subordination agreement dated on or about the date of this Amendment Agreement between the Global Agent, the Lenders, the Company and OPIC pursuant to which the Lenders have agreed, inter alia, to subordinate their rights to repayment under the OPIC finance documents.

“Release Documents” means each of the documents dated on or about the date of this Amendment Agreement setting out various releases of Participations and Security under the Common Terms Agreement, as set out in Schedule 1 to the Closing Coordination and Escrow Agreement.

2	AMENDMENTS TO COMMON TERMS AGREEMENT

2.1	The Parties hereto agree that with effect from the Effective Date the Common Terms Agreement shall be read and construed for all purposes as if it incorporated the amendments set out in Schedule 1 hereto and shall be deemed to take effect in the form set out in Schedule 1, which for the purposes of this Amendment Agreement shall be known as the “Amended and Restated Common Terms Agreement”.

2.2	The Global Agent hereby confirms that it has been instructed by all the Lenders to sign this Amendment Agreement and to thereby amend the terms of the Amended and Restated Common Terms Agreement and ancillary Finance Documents and such amendments are binding on all the Finance Parties as such term is defined in the Amended and Restated Common Terms Agreement.

2.3	This Amendment Agreement will constitute a Finance Document for the purposes of the Amended and Restated Common Terms Agreement.

2.4	Except as otherwise provided in the Amendment Documents, the Finance Documents remain in full force and effect.

3	EFFECTIVE DATE

3.1	Subject to:

(a)	the representations and warranties set out in Clause 4 of this Amendment Agreement being true and accurate; and

(b)	the Global Agent having received the documents set out in Schedule 2 to this Amendment Agreement,

the amendments to the Common Terms Agreement set out in the Amended and Restated Common Terms Agreement shall take effect on the Effective Date in accordance with their terms.

4	REPRESENTATIONS AND WARRANTIES

4.1	The Company represents and warrants to and for the benefit of the Global Agent on the date hereof and on the Effective Date that:

(a)	It is a company limited by shares and duly incorporated and validly existing under the laws of the Cayman Islands and duly registered as a foreign company having a place of business in the Republic of Kenya in accordance with Part X of the Kenyan Companies Act and has the corporate power to own its assets, conduct its business as presently conducted or proposed to be conducted and to enter into, and comply with its obligations under, the Finance Documents to which it is a party.

(b)	It has power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, each of the Amendment Documents and to carry out the transactions contemplated by the Amendment Documents to which it is party.

(c)	The obligations of the Company under the Amendment Documents constitute, or will, when executed, constitute valid, legally binding and enforceable obligations of the Company, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, winding-up or other similar laws of general applicability affecting the enforcement of creditor’s rights generally.

(d)	Its entry into, exercise of its rights under and performance and compliance with its obligations under the Amendment Documents and the carrying out of the transactions contemplated by the Amendment Documents do not:

(i)	contravene any law, directive, judgment or order to which it is subject;

(ii)	contravene its memorandum or articles of association;

(iii)	breach any agreement or the terms of any consent to which it is a party or which is binding upon it or any of its respective assets; and

(iv)	oblige it, to create any security or result in the creation of any security over its assets.

4.2	The Company hereby agrees that each of the representations and warranties which under the terms of Clause 19 of the Common Terms Agreement are deemed repeated on certain dates shall in addition be deemed repeated on the date of this Amendment Agreement and on the Effective Date.

5	AMENDMENTS TO LOAN AGREEMENTS

5.1	The parties hereto agree that with effect from the Effective Date the DEG “A” Loan Agreement and the DEG “B” Loan Agreement shall be amended as follows:

(a)	The provisions of Clause 4 (Conditions Precedent) and Clause 5 (Disbursement) shall be deleted in their entirety and replaced with: “No longer applicable”.

(b)	The reference in Clause 6 (Repayment) to Schedule 11 of the Common Terms Agreement shall be amended to be a reference to Schedule 7 of the Amended and Restated Common Terms Agreement.

(c)	The reference in Clause 10.3 (Commitment Fees) to Clause 10.6 (Monitoring Fees) of the Common Terms Agreement shall be amended to be a reference to Clause 10.2 (Monitoring Fees) of the Amended and Restated Common Terms Agreement.

(d)	All references to the following existing clauses of the Common Terms Agreement included in the DEG “A” Loan Agreement and the DEG “B” Loan Agreement shall be amended such that they are deemed to be references to the new clause numbers of the Amended and Restated Common Terms Agreement, as set out in the table below:

Existing reference to a clause in the Common Terms Agreement	New clause reference to a clause in the Amended and Restated Common Terms Agreement

23 (Representations and Warranties)	19

24 (Affirmative Covenants)	20

25 (Negative Covenants)	21

26 (Events of Default)	22

26.1(h) (Expropriation)	22.1(g)

26.1(k) (Insolvency)	22.1(i)

26.1(l) (Winding-Up)	22.1(j)

26.1(m) (Appointment of Officer)	22.1(k)

26.1(n) (Analogous Events)	22.1(l)

27 (Changes to Lenders)	23

28 (Assignments and Transfer by Parties)	24

29.4 (Directions)	25.4

34 (Notices)	30

35.1 (Accounts)	31.1

35.2 (Certificates and Determinations)	31.2

36 (Partial Invalidity)	32

37 (Amendments and Waivers)	33

39 (Counterparts)	35

5.2	Subject to the terms of this Amendment Agreement, the DEG “A” Loan Agreement and the DEG “B” Loan Agreement will remain in full force and effect and as from the Effective Date.

5.3	The parties hereto agree that with effect from the Effective Date the Participation Agreement relating to the DEG “B” Loan Agreement shall be amended, as agreed between the DEG “B” Lender and the Original Participant.

6	ACKNOWLEDGEMENT OF FULLY-DRAWN FACILITY

The Company acknowledges and agrees that the Facility has been fully drawn and no further Disbursements may be made under the Amended and Restated Common Terms Agreement.

7	FEES, COSTS AND EXPENSES

7.1	The Company shall pay to the Global Agent a restructuring fee of 0.75% of the Subordinated Loan Amount within ten (10) days after the execution of this Amendment Agreement.

7.2	The Company shall, from time to time on demand of the Global Agent, reimburse the Global Agent for all costs and expenses reasonably incurred by the Global Agent in the negotiation, preparation and execution of the Amendment Documents and the completion of the transactions contemplated herein.

7.3	The Company shall, from time to time on demand of the Global Agent, reimburse the Global Agent for all costs and expenses (including legal fees and VAT) properly incurred in or in connection with the preservation and/or enforcement of any of the rights of the Global Agent under the Amendment Documents.

8	MISCELLANEOUS

Clauses 34 (Notices), 36 (Partial Invalidity), 39 (Counterparts), 40 (Governing Law) and 41 (Enforcement) of the Common Terms Agreement shall be deemed incorporated in this Amendment Agreement (with such conforming amendments as the context requires) as if set out herein.

9	THIRD PARTIES

A person who is not a party to this Amendment Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

AS WITNESS the hands of the duly authorised representatives of the Parties hereto the day and year first above written

SCHEDULE 1

to Amendment Agreement

E X E C U T I O N    V E R S I O N

Date: 31 October 2012

ORPOWER 4 INC.

as Company

and

DEG – DEUTSCHE INVESTITIONS- UND

ENTWICKLUNGSGESELLSCHAFT MBH

as Original Lender

and

DEG – DEUTSCHE INVESTITIONS- UND

ENTWICKLUNGSGESELLSCHAFT MBH

as Global Agent

AMENDED AND RESTATED COMMON TERMS AGREEMENT

TABLE OF CONTENTS

		Page

1	DEFINITIONS AND INTERPRETATION	6
1.1	Definitions	6
1.2	Construction	27
1.3	Third Party Rights	29

2	FACILITIES	29
2.1	General	29
2.2	Finance Parties’ Rights and Obligations	29

3	PURPOSE	30
3.1	Purpose	30
3.2	Monitoring	30

4	CONDITIONS	30

5	DISBURSEMENT	30

6	REPAYMENT	30
6.1	Repayment of Loans	30
6.2	Reborrowing	30

7	VOLUNTARY PREPAYMENT AND CANCELLATION	31
7.1	[Omitted]	31
7.2	Voluntary Prepayment	31
7.3	Right of Repayment and Cancellation in Relation to a Single Lender	31
7.4	Restrictions	33

8	MANDATORY PREPAYMENTS	33
8.1	Mandatory Prepayment due to Illegality	33
8.2	Application of Prepayments	34

9	INTEREST AND BREAK COSTS	34
9.1	Interest	34
9.2	Break Costs	34
9.3	Default Interest	35
9.4	Fixed Rate Loans	35
9.5	Fixed Rate Basis	36
9.6	Absence of quotations	36
9.7	Market disruption	36
9.8	Alternative basis of interest or funding	37

10	FEES	37
10.1	Global Agency Fee	37
10.2	Monitoring Fees	37

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11	TAXES	37
11.1	Gross-up	37
11.2	Tax indemnity	38
11.3	Tax Credit	39
11.4	Stamp taxes	39
11.5	Value added taxes	39

12	INCREASED COSTS	40
12.1	Increased Costs	40
12.2	Increased Cost Claims	41
12.3	Exceptions	41

13	OTHER INDEMNITIES	41
13.1	Currency Indemnity	41
13.2	Other Indemnities	42
13.3	Additional Indemnities in Favour of Global Agent	43

14	MITIGATION BY THE FINANCE PARTIES	43
14.1	Mitigation	43
14.2	Limitation of Liability	44

15	COSTS AND EXPENSES	44
15.1	Transaction Expenses	44
15.2	Amendment Costs	45
15.3	Enforcement Costs	45
15.4	Advisors	45

16	FINANCIAL REPORTS	46
16.1	Financial Information	46
16.2	Requirements as to Financial Statements	46
16.3	Change to Accounting Policies	47

17	REPORTING REQUIREMENTS	48
17.1	Reporting Requirements	48
17.2	Form of Reports	50
17.3	Accuracy and Completeness	50

18	EXPERT	51
[Omitted]		51

19	REPRESENTATIONS AND WARRANTIES	51
19.1	Representations and Warranties	51
19.2	Lenders’ Reliance	55
19.3	Repetition	56

20	AFFIRMATIVE COVENANTS	56
20.1	Affirmative Covenants	56

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21	NEGATIVE COVENANTS	61
21.1	Negative Covenants	61

22	EVENTS OF DEFAULT	63
22.1	Events of Default	63
22.2	Remedies on an Event of Default	67
22.3	Bankruptcy	68

23	CHANGES TO LENDERS	68
23.1	Assignments and Transfers by the Lenders	68
23.2	Procedure for Assignment or Transfer	68
23.3	Copy of Transfer Certificate to Company	70
23.4	Limitation of Responsibility of Lenders	70
23.5	Assignment or transfer fee	71

24	ASSIGNMENTS AND TRANSFERS BY THE PARTIES	71

25	AGENCY PROVISIONS	71
25.1	Appointment and Duties of the Global Agent	71
25.2	Relationship	72
25.3	Delegation	72
25.4	Directions	72
25.5	Business with the Group	73
25.6	Default	74
25.7	Responsibility	74
25.8	Information	75
25.9	Reliance	76
25.10	Exclusion of Liability	77
25.11	Compliance	77
25.12	Relationship with Lenders	77
25.13	Individual position of the Global Agent	78
25.14	Lenders’ Indemnity to the Global Agent	78
25.15	Notice period	79

26	RESIGNATION AND REMOVAL OF AGENTS	79
26.1	Resignation and Removal of the Global Agent	79
26.2	Replacement of the Global Agent	79
26.3	Rights and Obligations	80

27	DISCLOSURE OF INFORMATION	80
27.1	Disclosure by Finance Parties	80
27.2	Disclosure by the Company	82

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	82

29	PAYMENT MECHANICS	83
29.1	Payments to Lenders and the Company	83
29.2	Distributions by the Global Agent	83

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29.3	Clawback	83
29.4	No Set-Off by the Company	83
29.5	Business Days	83
29.6	Currency of Account	84
29.7	Change of Currency	84
29.8	Partial payments	84
29.9	Disruption to payment systems	85
29.10	Timing of payments	86

30	NOTICES	86
30.1	Communications in Writing	86
30.2	Addresses	87
30.3	Delivery	88
30.4	Use of websites	88
30.5	Notification of Address, Fax number	89
30.6	English Language	89

31	CALCULATIONS AND CERTIFICATES	90
31.1	Accounts	90
31.2	Certificates and Determinations	90
31.3	Day Count Convention	90

32	PARTIAL INVALIDITY	90

33	AMENDMENTS AND WAIVERS	90
33.1	Procedure	90
33.2	Exceptions	90
33.3	Waivers and remedies cumulative	92

34	TERMINATION	92

35	COUNTERPARTS	92

36	GOVERNING LAW	92

37	ENFORCEMENT	92
37.1	Jurisdiction	92
37.2	Arbitration	93
37.3	Service of Process	94
37.4	Waiver	94

38	ENTIRE AGREEMENT	95

SCHEDULE 1
	The Original Lenders	96

SCHEDULE 2
	Conditions of Disbursement	97

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SCHEDULE 3
Form of Transfer Certificate	98

SCHEDULE 4
Form of Accession Letter	100

SCHEDULE 5
HIV Protective Measures	102

SCHEDULE 6
Form of Operating Report	103

SCHEDULE 7
Repayment Schedule	112

SCHEDULE 8
Corporate Structure Chart	113

SCHEDULE 9
Form of Financial Statements
Part 1
Form of Unaudited Financial Statements for Company	114

Part 2
Form of Audited Financial Statements for Kenyan Branch	116

Part 3
Form of Audited Financial Statements for Company	117

SCHEDULE 12
Calculation of the Mandatory Cost	121

SCHEDULE 13
Form of Operating Budget	124

SCHEDULE 14
Form of Environmental and Social Action Plan	126

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AMENDED AND RESTATED COMMON TERMS AGREEMENT

THIS AGREEMENT by and between

(1)	ORPOWER 4 INC., a limited liability company incorporated under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands and registered in the Republic of Kenya as a foreign company having a place of business in the Republic of Kenya under Certificate of Compliance number F.53/98 with its principal office located at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya (the “Company”);

(2)	DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH, as the global agent on behalf of the Finance Parties (the “Global Agent”); and

(3)	the LENDERS, as defined herein,

collectively referred to as the “Parties” (or, individually, a “Party”).

WHEREAS:

(A)	The Company has entered into a Power Purchase Agreement with KPLC in relation to the sale of capacity and energy at the Plant, to be constructed, developed and operated pursuant to various agreements entered into by the Company in respect of the Project.

(B)	The Parties to this Agreement have agreed to enter into this Agreement to record the common terms and conditions on which the Lenders propose to make available to the Company certain loan facilities (each of which will be recorded in a separate Loan Agreement) in relation to the Project.

NOW, THEREFORE, the parties agree as follows:

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 4 (Form of Accession Letter).

“Accounting Principles” means GAAP or IFRS, as the case may be, in each case consistently applied.

6

“Affiliate” means a Subsidiary or a Holding Company of a Person or any other Subsidiary of that Holding Company.

“Agreement” means this Amended and Restated Common Terms Agreement, together with its Schedules.

“Annual Environmental and Social Monitoring Report” means the annual monitoring report to be provided by a NEMA-approved consultant acceptable to the Global Agent (acting on the instructions of the Lenders) describing the environmental and social performance of the Company, demonstrating compliance by the Company with the Environmental and Social Requirements and, if the Company fails to comply with the Environmental and Social Requirements detailing such non-compliance together with the action being taken to remedy such failure.

“Auditors” means PricewaterhouseCoopers or such other firm as the Company appoints from time to time as its auditors in accordance with Clause 20.1(e) (Auditors).

“Authorisations” means any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Authorised Representative” means any natural person who is duly authorised by any Person to act on its behalf for the relevant purposes and, in the case of the Company, who is an officer of the Company and whose name and a specimen of whose signature has been most recently delivered by the Company to the Global Agent.

“Authority” means:

(a)	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department, political subdivision, instrumentality, agency, regulatory authority, corporation or commission, court or tribunal; or

(b)	any Person, whether or not government owned or controlled and howsoever constituted or called, that exercises the functions of a central bank.

7

“Availability Period” means, in respect of each Facility, the period from and including the date of this Agreement to and including the earliest of:

(a)	three Months immediately prior to the First Repayment Date or such longer period as the Global Agent (acting on the instructions of the Lenders) may agree in respect the Facilities;

(b)	twelve Months after Financial Close; and

(c)	the first Business Day on which the Available Commitment of such Facility is zero.

“Available Commitment” means, in respect of each Lender under its relevant Facility, that Lender’s Commitment minus:

(a)	the amount of any Loans made available by that Lender or, where relevant, its participation in any Loans made available under the relevant Facility; and

(b)	in relation to any proposed Disbursement, the amount of any Loans or, where relevant, its participation in such Loans which have been or are due to be made on or before the proposed Disbursement Date under the relevant Facility.

“Available Facility” means, in respect of any Facility, the aggregate for the time being of the Available Commitment of each of the Lenders making or participating in Loans under that Facility.

“Base Equity Amount” means the aggregate equity investment from the Shareholders from time to time being the aggregate amount paid in consideration for the issue of equity share capital, share premium account, retained earnings of the Company and the aggregate principal amount of subordinated loans made available to the Company.

“Basic Terms and Conditions of Employment” means wage, working hours, labour contract and occupation health and safety issues based on the relevant ILO Conventions 26 and 131 (Remuneration) 1 (working hours) and 155 (Health and Safety) and recommendations.

“Break Costs” means in respect of the Loans other than any Fixed Rate Loan, the amount (if any) by which (i) the interest which a Lender should have received for the period from the date of receipt of all or any part of such Loan or its participation in such Loan or Unpaid Sum (as applicable) to the last day of the Interest Period (had the principal amount or Unpaid Sum (as applicable) been paid on the last day of the Interest Period) exceeds (ii) the amount which such Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum (as applicable) received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the Interest Period.

8

“Business Day” means a day (other than a Saturday, Sunday or any other day which is a legal holiday) on which banks are open for general business in:

(a)	London, New York, Nairobi, Mauritius and Frankfurt; and

(b)	solely for the purposes of:

(i)	the giving of notices to or by;

(ii)	the giving of any instruction by; or

(iii)	the granting of any waiver or consent by,

each Lender, in their respective principal place of doing business.

“CER Documents” means any documents in respect of the sale or commercialising of Certified Emissions Reductions in relation to the Project entered into by the Company prior to the date hereof with the approval of the Global Agent, or after the date hereof, in accordance with the OPIC Finance Agreement.

“Certified Emissions Reductions” means a unit issued pursuant to Article 12 of the Kyoto Protocol as well as all other relevant international agreements and resolutions and is equal to one metric tonne of Carbon Dioxide Equivalent, calculated in accordance with such agreements and resolutions.

“Charter Documents” means with respect to any Person, its constitutive documents, including, where relevant, its memorandum and articles of association and a certificate of good standing.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement and the relevant Loan Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment under any Facility transferred to it in accordance with the relevant Loan Agreement and the Finance Documents,

in each case to the extent not cancelled, reduced or transferred by it under the Finance Documents.

“Company’s Legal Counsel” means Chadbourne & Parke LLP and the Company’s Kenyan Counsel or such other legal counsel as the Company may choose with the consent of the Global Agent (acting on the instructions of the Lenders) (such consent not to be unreasonably withheld or delayed).

9

“Company’s Kenyan Counsel” means Kaplan & Stratton or such other legal counsel as the Company may choose with the consent of the Global Agent (acting on the instructions of the Lenders) (such consent not to be unreasonably withheld or delayed).

“Confidentiality Undertaking” means a confidentiality undertaking in a recommended form of the LMA or such other form as the Company and the Global Agent (acting on the instructions of the Lenders) may agree.

“Control” means the possession, directly or indirectly, by a Person or group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of another Person, through the ownership of voting securities, enforceable voting arrangements or by contract, in respect of both ordinary and extraordinary matters including reorganization, restructuring, and the amendment of that Person’s memorandum and articles of association or other constitutive documents; and “Controlled” and “Controlling” shall be construed accordingly.

“Corporate Structure Chart” means the chart set out in Schedule 8 (Corporate Structure Chart).

“Debt” means any indebtedness of the Company for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with the Accounting Principles;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or construction of that asset or service; or

(ii)	involves a period of more than three months before or after the date of acquisition or supply;

10

(h)	any Derivative Transaction (and, when calculating the value of that Derivative Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Derivative Transaction, that amount) shall be taken into account);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing and would be classified as a borrowing under the Accounting Principles;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

“Debt Service Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company under a Finance Document, or otherwise to any lender or financial institution of every kind and description (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, any of the other Finance Documents, or any other loan or finance document including all interest, fees (including fees payable to the agents or other financial institutions), charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Company in connection with any dealings of the Company with a financial institution and payable by the Company hereunder or under a loan agreement or other finance document evidencing any kind of Debt of the Company.

“Default” means an Event of Default or any event or circumstance which would, with the expiry of any applicable grace period or other lapse of time, the giving of any applicable notice, the making by a Finance Party of any applicable determination under the Finance Documents or any combination of any of the foregoing, be an Event of Default.

“DEG” means DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH.

“DEG “A” Facility” means the “A” loan facility to be made available to the Company under the DEG A Loan Agreement.

“DEG “A” Lender” means:

(a)	the Original Lender under the DEG “A” Facility; and

(b)	any New Lender under the DEG “A” Facility,

and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

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“DEG A Loan” means a loan made by a DEG A Lender.

“DEG A Loan Agreement” means the loan agreement between the Company, the Global Agent and DEG in relation to the DEG A Loan.

“DEG “B” Facility” means the “B” loan facility to be made available to the Company under the DEG B Loan Agreement.

“DEG “B” Lender” means:

(a)	any Original Lender under the DEG “B” Facility; and

(b)	any New Lender under the DEG “B” Facility,

and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“DEG B Loan” means a loan made by a DEG B Lender.

“DEG B Loan Agreement” means the loan agreement between the Company, the Global Agent and DEG in relation to the DEG B Loan.

“DEG Loans” means the DEG A Loan and the DEG B Loan.

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices.

“Disbursement” means a disbursement of any Facility.

“Disbursement Date” means the date of a Disbursement, being the date on which the relevant Loan is actually made.

“Disruption Event” means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

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and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means any:

(a)	dividends or other distribution (in cash or in kind) or any other payment by way of return on capital of, or other investment in, the Company, including any payments in respect of any Shareholder Debt; or

(b)	any cancellation, repayment, redemption (including redemption of Shares), repurchase or return of the capital of the Company.

“EAIF” means The Emerging Africa Infrastructure Fund Limited, a company incorporated under the laws of Mauritius with its registered office at c/o Standard Bank Trust Company (Mauritius) Limited, 10th Floor, 1 CyberCity, Ebene, Mauritius.

“EFP” means European Financing Partners.

“EIB” means European Investment Bank.

“Environmental and Social Management Plan” means the plan to be prepared by the Company detailing the mitigation measures and monitoring to be undertaken so as to ensure effective implementation of the Environmental and Social Requirements and the environmental and social action plan as set out in Schedule 14 (Form of Environmental and Social Management Plan) and the maintenance of an environmental/occupational health & safety/community management system according to ISO 14001/OHSAS 18001.

“Environmental and Social Requirements” means:

(a)	the IFC Performance Standards;

(b)	the Equator Principles;

(c)	the IFC Environmental, Health and Safety Guidelines;

(d)	the Environmental Laws;

(e)	the terms and standards as set out in any ILO convention signed and ratified by Kenya, as well as ILO Core Labour Standards as set out in ILO Declaration on Fundamental Principles and Rights at Work from 1998 and the Basic Terms and Conditions of Employment;

(f)	any Authorisations pertaining to environmental, social, and occupational health and safety aspects of the Project; and

(g)	any provisions of this Agreement relating to environmental, social and occupational health and safety aspects of the Project.

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“Environmental Impact Assessment” means the environmental impact assessment in respect of the Project dated 27 June 2007 as amended or supplemented in accordance with applicable Environmental and Social Requirements.

“Environmental Laws” means all laws and regulations of any Kenyan Authority (including any relevant international treaty obligations) relating to any of the following topics: air emissions, discharges to surface or ground water, noise emissions, solid or liquid waste disposal, the generation, use, handling treatment, storage, transportation or disposal of toxic or hazardous substances or wastes, nuisance, the conservation or protection of the environment, ecosystems and living organisms, cultural property, indigenous peoples, resettlement, child labor and forced labor, public health and occupational health and safety.

“Event of Default” means any event or circumstance specified as such in Clause 22.1 (Events of Default).

“Extraordinary Commercial Expenses” means, as applicable, any commission not referred to in the Finance Documents or which does not result from a valid agreement entered into in connection with the transactions contemplated by such Finance Documents, any commission which does not cover an actual and legitimate service provided, any commission paid in a tax haven, any commission paid to a beneficiary which is not clearly identified or to a company which could be considered as a sham company or which is set up to disguise the ultimate beneficiary. For the avoidance of doubt, payments made by or on behalf of the Company in or to the Cayman Islands (whether originating in or outside the Cayman Islands) for the benefit of any third party as compensation for legitimate services provided to the Company by such third party shall not constitute “commission paid in a tax haven” (provided that such payment does not amount to a Prohibited Act nor to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism).

“Facilities” means, together, the DEG “A” Facility and the DEG “B” Facility and each such facility being a “Facility”.

“Facility Office” means:

(a)	in respect of an Original Lender, the office set out in Clause 30.2 (Addresses); or

(b)	the office notified by a Lender to the Global Agent by not less than seven (7) days’ notice,

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as the office or offices through which it will perform its obligations under the Finance Documents.

“Fee Letters” means any fee letter delivered pursuant to Clause 10 (Fees), together with any other fee letter or other document entered or to be entered into between the Company and any Finance Party, evidencing fees payable to any Finance Party in connection with the Project.

“Final Repayment Date” means 15th December 2018.

“Final Termination Date” means the date on which all of the obligations of the Company under all Finance Documents have been finally and indefeasibly discharged in full.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the Subordination Agreement;

(d)	each Loan Agreement; and

(e)	each Fee Letter,

together with any other documents, agreements or other contracts designated as such from time to time by the Global Agent (acting on the instructions of the Lenders) and the Company.

“Finance Parties” means each Lender and the Global Agent and each such Party shall be a “Finance Party”.

“Financial Close” means the satisfaction (or waiver) in accordance with the terms of the Finance Documents of all conditions to the making (or as the context may require, the proposed making) of the first Disbursement of the DEG A Loan and the DEG B Loan.

“Financial Reports” means the financial reports provided to the Global Agent under Clause 16.1 of this Agreement.

“Financial Year” means the accounting year of the Company commencing each year on January 1 and ending on the following December 31, or such other period as the Company may designate as its accounting year from time to time in accordance with the OPIC Finance Agreement.

“Financing Partners” means EIB and each of the relevant committing partners of EFP.

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“Financing Principal” means principal amounts payable by the Company under the Finance Documents.

“First Repayment Date” means 15th December 2009.

“Fixed Interest Rate” means, in relation to any Loan the rate determined by the Lenders for a period up to the Final Repayment Date (as certified by the Global Agent acting on the instructions of the Lenders in the applicable Fixed Rate Loan) on the Quotation Day for the period of the Fixed Rate Loan as determined pursuant to Clause 9.4 (Fixed Rate Loans).

“Fixed Rate Break Costs” has the meaning given to such term in each Loan Agreement.

“Fixed Rate Loan” means a Loan on which the rate of interest is calculated in accordance with Clause 9.4 (Fixed Rate Loans).

“GAAP” means the generally accepted accounting principles of the United States of America from time to time.

“Guarantee” means the guarantee provided by the Guarantor to the Global Agent for the benefit of the Lenders, dated on or about the date of this Agreement in respect of the Company’s payment and certain other obligations under this Agreement.

“Guarantor” means Ormat Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which such company or corporation is a Subsidiary.

“IFC” means the International Finance Corporation with its headquarters at 2121 Pennsylvania Avenue, NW Washington, DC 20433, USA.

“IFC Environmental, Health and Safety Guidelines” means the following guidelines issued by IFC:

(a)	the Environmental, Health and Safety Guidelines for Geothermal Power Generation dated April 30, 2007; and

(b)	the General Environmental Health and Safety Guidelines dated April 30, 2007,

copies of which have been delivered to, and receipt of which has been acknowledged by, the Company and which are incorporated herein by reference.

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“IFC Performance Standards” means those performance standards published by IFC on its website (www.ifc.org) which define clients’ roles and responsibilities for managing their projects, including requirements to disclose information.

“IFRS” means accounting principles and practices generally accepted internationally as published by the International Accounting Standards Board consistently applied.

“ILO” means International Labour Organisation with its headquarters at 4 Route des Morillions, CH-1211 Genève 33, Switzerland.

“ILO Core Labour Standards” means the core labour standards as set out in the ILO Conventions 29 and 105 (on Forced Labour), ILO Conventions 138 (on Minimum Age) and 182 (on Worst Forms of Child Labour), ILO Conventions 100 and 111 (on Non-Discrimination), and ILO Conventions 87 and 98 (on Freedom of Association and Collective Bargaining.

“Increased Costs” has the meaning given to such term in Clause 12.1(b) (Increased Costs).

“Interbank Market” means the London interbank market.

“Interim Quarterly Date” means March 15 and September 15 of each year, commencing with the first such date following the initial disbursement under the OPIC Finance Agreement.

“Interest Payment Date” means 17th June and 17th December.

“Interest Period” in relation to a Facility has the meaning given to such term in the Loan Agreement relating to such Facility.

“Kenya” means the Republic of Kenya.

“Kenyan Companies Act” means the Companies Act, Chapter 486 of the Laws of Kenya.

“KfW” means Kreditanstalt für Wiederaufbau, a public law institution (Anstalt des Öffentlichen Rechts) having its seat at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany.

“KfW Bankengruppe” means KfW, DEG, KfW IPEX-Bank GmbH and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).

“KPLC” means the Kenya Power & Lighting Company Ltd, a limited liability company established under the Electricity Act of Kenya.

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“Kyoto Protocol” means the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on 11 December 1997 as may be amended from time to time;

“Legal Reservations” means any principles of law which are set out or described in the legal opinions delivered to the Global Agent in relation to the first disbursement under the Loans.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party hereto and to any Loan Agreement in accordance with Clause 23 (Changes to Lenders),

and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“Lenders’ Cayman Counsel” means Conyers, Dill & Pearman or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ Engineer” means Shaw Group, Inc. acting together with GeothermEx or such other engineer or engineers as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ External Advisers” means the Lenders’ Engineer, the Lenders’ Legal Counsel, the Lenders’ Kenyan Counsel, the Lenders’ New York Counsel, the Tax Consultant, the Lenders’ Cayman Counsel and any other professional advisers appointed from time to time by any of the Finance Parties in connection with the Project with the consent of the Company (unless a Default has occurred and is continuing) (such consent not to be unreasonably withheld or delayed).

“Lenders’ Kenyan Counsel” means Walker Kontos or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ Legal Counsel” means Trinity International LLP or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ New York Counsel” means Becker, Glynn, Muffly, Chassin & Hosinski LLP or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

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“Liability” means any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability whatsoever (including, without limitation, in respect of Taxes).

“LIBOR” means:

(a)	in relation to a Loan under the DEG A Loan Agreement:

(i)	the applicable Screen Rate; or

(ii)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Global Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

(b)	in relation to a Loan under the DEG B Loan Agreement:

(i)	the applicable Screen Rate; or

(ii)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Global Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan,

provided that if the rate calculated under (b)(i) and (ii) above is lower than 1.25% per annum, LIBOR shall be deemed to equal 1.25% per annum.

“Lien” means:

(a)

with respect to any property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, sale and lease-back arrangement, trust arrangement, or security interest or encumbrance of any kind in respect of such property, or any preferential arrangement having the practical effect

19

of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any property of any kind (and a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property);

(b)	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any Person; or

(c)	any other type of preferential arrangement having a similar effect.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under any Facility or, as the context may require, the principal amount outstanding for the time being of that loan.

“Loan Agreements” means, together, the DEG A Loan Agreement and the DEG B Loan Agreement and “Loan Agreement” means any one of them.

“Majority Lenders” means at any time, at least two Lenders whose participations in the Loans then outstanding together aggregate more than 66 2/3% of all the Loans then outstanding.

“Major Project Party” means any of the Company, the Sponsor, the Guarantor or the Shareholder.

“Mandatory Cost” means the percentage rate per annum calculated by the Global Agent in accordance with Schedule 12 (Calculation of the Mandatory Cost).

“Margin” means 4.0% per annum.

“Market Disruption Event” means:

(a)	at or about 11.00 am, London time, on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Global Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Company receives notification from the Global Agent that the cost to one or more Lenders of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

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“Material Adverse Effect” means the occurrence of any event or series of events which has or might reasonably be expected to have a material adverse effect on:

(a)	the condition (financial or otherwise), assets, operations, prospects or business of a Major Project Party;

(b)	the ability of a Major Project Party to comply with any of its obligations under the Finance Documents to which it is a party; or

(c)	the validity, legality, enforceability or effectiveness of any Finance Document or the rights or remedies of any Finance Party under any Finance Document.

“MIGA” means the Multilateral Investment Guarantee Agency, an international organisation organised and existing by virtue of its Convention among its member countries, including Kenya.

“MIGA Equity Guarantee” means a contract of guarantee dated 18 December 2007 (as it may be amended from time to time) entered into by MIGA and the Shareholder in respect of certain non-commercial risks relating to the Shareholders’ equity investment in the Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day (other than in respect of the Final Repayment Date under any Facility which shall, if it falls on the last day of a calendar month and such day is not a Business Day, end on the previous Business Day in that calendar month); and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“NEMA” means the National Environment Management Authority of the Republic of Kenya.

“New Lender” means any bank or financial institution to whom a Lender seeks to assign or transfer by novation all or part of such Lender’s rights, benefits and obligations under the Finance Documents in accordance with Clause 23 (Changes to Lenders).

“Non-Collateral Account” shall have the meaning given to that term in the Subordination Agreement.

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“Operating Budget” means the operating budget to be prepared and delivered by the Company to the Global Agent substantially in the form attached as Schedule 13 (Form of Operating Budget).

“Operating Report” means the operating report to be prepared and delivered by the Company to the Global Agent substantially in the form attached as Schedule 6 (Form of Operating Report).

“OPIC” means Overseas Private Investment Corporation, an agency of the United States of America;

“OPIC Debt” means all amounts owed by the Company pursuant to the OPIC Finance Agreement.

“OPIC Finance Agreement” means the Finance Agreement entered into between the Company and OPIC, on 23rd August 2012 (as amended from time to time) pursuant to which OPIC has agreed to make available to the Company a term loan facility in the aggregate principal amount of up to US$ 310 million.

“Original Lender” means:

(a)	in relation to the DEG “A” Facility, DEG; and

(b)	in relation to the DEG “B” Facility, DEG.

“Original Participant” means EAIF.

“Participant” means any person who acquires a Participation.

“Participation” means the interest of any Participant in the DEG “B” Facility.

“Participation Agreement” means each agreement entitled “Participation Agreement” between DEG and the Participants.

“Partnership Agreement” means the partnership agreement between the Members of the African, Caribbean and Pacific Group of States, of the one part, and the European Community and its Member States, of the other party, signed in Cotonou, Benin on 23 June 2000.

“Party” means any Person who is or becomes a party to this Agreement.

“Permitted Liens” means:

(a)	the Security;

(b)	any Lien permitted under the terms of the OPIC Loan Agreement.

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“Permitted Loans” means any loans or other indebtedness listed in paragraphs (i) to (vi) of Clause 21.1(a) (Further Indebtedness).

“Person” means any natural person, corporation, partnership, firm, association, Authority or any other entity, whether acting in an individual, fiduciary or other capacity and their successors.

“Plant” means the 48 MW geothermal power plant, all related buildings, fixtures, plant, machinery and other equipment and installations on or at the Site as expanded from time to time with agreement from KPLC.

“PPA” or “Power Purchase Agreement” means the amended and restated power purchase agreement dated 19 January 2007 (as amended from time to time) between the Company KPLC whereby KPLC has agreed to purchase the capacity and net electrical output of the Plant from the Company.

“Prepayment Premium” means in respect of any prepayment of the Available Facility (or part thereof):

(a)	if such prepayment is made before the date falling two (2) years following the expiry of the Availability Period, an amount equal to 2% of the amount prepaid;

(b)	if such prepayment is made after the date referred to in paragraph (a) above and before the date falling five (5) years following the expiry of the Availability Period, an amount equal to 1% of the amount prepaid; and

(c)	if such prepayment is made after the date referred to in paragraph (b) above, an amount equal to zero (0)% of the amount prepaid.

“Prohibited Acts” means:

(a)	the offering, giving, receiving or soliciting of any improper advantage to influence the action of any person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with the Project; or

(b)	any act which improperly influences or aims improperly to influence the procurement process or the implementation of the Project to the detriment of the Company, including collusion between tenderers; or

(c)	to the extent not covered by paragraph (a) above, any act which constitutes or would constitute a corrupt practice within the meaning of the OECD Convention of 17 December 1997 on the fight against corruption of foreign public officials.

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“Project” means the design, development, financing, construction, commissioning, ownership, completion, insurance, operation and maintenance of the Plant, the construction of all associated transmission and substation facilities and all related ancillary works on or off the Site.

“Project Costs” means all costs incurred prior to Financial Close comprising:

(a)	the design, engineering, equipment and construction costs of the Project, including all amounts payable;

(b)	interest, fees, legal and other transaction costs and expenses relating to the other items referred to in this definition, and other payments under any other Finance Document prior to the date of first Disbursement payable by the Company; and

(c)	Taxes relating to any of the foregoing costs.

“Project Reports” means, together the Operating Report, the Financial Reports and the Annual Environmental and Social Monitoring Report.

“Pro Rata Share” means:

(a)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(b)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(c)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

“Prudent Electrical Practice” has the meaning given to such term in the Construction Warranty Agreement.

“Prudent Operating Practice” has the meaning given to such term in the PPA.

“Prudent Utility Practices” means Prudent Operating Practice and Prudent Electrical Practice.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Global Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

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“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of Deutsche Bank, HSBC Bank Plc and Barclays Bank Plc or such other banks as may be appointed by the Global Agent (acting on the instructions of all the Lenders) in consultation with the Company.

“Related Rights” means, in relation to any asset,

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any easement, right of way, licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset.

“Repayment Date” means any date upon which the Company shall be obligated to make any scheduled repayment of principal under any Facility in accordance with the repayment schedule set out in the relevant Loan Agreement, commencing with the First Repayment Date and on each subsequent Interest Payment Date, it being the intention that Interest Payment Dates and Repayment Dates should coincide commencing with the First Repayment Date.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Global Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means any security or collateral documents, agreements or other contracts which constitute security for the OPIC Debt.

“Share” means any share in the capital of the Company of whatever class (including ordinary shares and preference shares, and other form of legal, beneficial or economic ownership interest) to the extent such class of shares or such interest is permitted by the Company’s constitutive documents as of the date hereof.

“Shareholder” means Ormat Holding Corp. or any other holder of the Shares.

“Shareholder Debt” means any loan or equity investment into the Company by the Shareholder or the Sponsor.

“Shillings” or “K.Sh” means the lawful currency from time to time of the Republic of Kenya.

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“Site” means the site on which the Plant is located as shown on the plan in Schedule 10 (Site Plan).

“Sponsor” means Ormat International Inc. in its capacity as the indirect controlling shareholder of the Company.

“Subordination Agreement” means the subordination agreement dated on or about the date of this Amendment Agreement between the Lenders, the Company and OPIC pursuant to which the Lenders have agreed, inter alia, to subordinate their rights to repayment under this Agreement and the Loan Agreements to OPIC’s rights to repayment under the OPIC Finance Agreement (but excluding any rights of the Lenders under the Guarantee).

“Subsidiary” means with respect to any Person, any entity:

(a)	over fifty per cent (50%) of whose capital is owned, directly or indirectly, by that Person;

(b)	for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(c)	which is otherwise effectively under the Control of that Person;

(d)	and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to Control the composition of its board of directors or equivalent body, whether through the ownership of voting securities, by contract or otherwise.

“Tax” means any tax, levy, impost, duty, contribution, contribution, fee, fine or other charge or withholding of a similar nature (including any related penalty or interest).

“Tax Consultant” means Price Waterhouse Coopers, Kenya, or such other accountancy firm acceptable to the Global Agent (acting on the instructions of the Lenders).

“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

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“Total Commitments” means, at any time, the aggregate of all Available Commitments of all Lenders under this Agreement and the Loan Agreements.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed among the Global Agent (acting on the instructions of the Lenders), the Company and, as applicable in relation to each Loan Agreement, the DEG “A” Lenders and the DEG “B” Lenders as the case may be.

“Transfer Date” means, in relation to a transfer of any Lender’s rights or obligations under a Facility, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Global Agent executes the Transfer Certificate.

“UNFCCC” means the United Nations Framework Convention on Climate Change.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“US$” or “US Dollars” means the lawful currency of the United States of America from time to time.

“VAT” means value-added tax as provided for in the Kenyan Added Tax Statute, and any other tax of a similar nature whether of the Republic of Kenya or elsewhere.

1.2	Construction

(a)	Any reference in this Agreement to:

(i)	a document being in “agreed form” means that document in the form initialled by the Global Agent (acting on the instructions of the Lenders) and the Company;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“disposal” shall be construed as any sale, transfer, conveyance, assignment, grant, lease, licence, declaration of trust or other disposal whether voluntary or involuntary and “dispose” and “disposal” shall be construed accordingly;

(iv)	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first

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currency which could be purchased with the amount of the second currency at the average of the spot rates of exchange quoted by the Reference Banks to the Global Agent at or about 11.00 a.m. Frankfurt time on such date for the purchase of the first currency with the second currency;

(v)	a “Finance Document” or any other agreement, document or instrument is a reference to that Finance Document or other agreement, document or instrument as amended, varied, novated, replaced or supplemented from time to time in accordance with the terms of the Finance Documents or as may otherwise have been amended prior to the date of this Agreement;

(vi)	“including” shall be construed as including, without limitation;

(vii)	a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (in respect of Increased Costs, whether or not having the force of law but otherwise being of a type which any Person to which it applies is required (or chooses) to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(ix)	the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(x)	a Party or other Person includes its successors in title, permitted assigns and permitted transferees; and

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time.

(b)	Clause and Schedule headings are for ease of reference only.

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(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default other than an Event of Default will be deemed to be “continuing” if it has not been remedied (or a course of remedial action (if any) agreed with the Global Agent (acting on the instructions of the Lenders) is being undertaken as agreed) or waived and an Event of Default will be deemed to be “continuing” if it has not been waived.

(e)	In the case of any conflict between the terms of this Agreement and the terms of any other Finance Document, the terms of this Agreement shall prevail.

1.3	Third Party Rights

Unless the contrary intention appears:

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document; and

(b)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement.

2	FACILITIES

2.1	General

17.776% of the proposed financing will be provided by EIB acting on behalf of the European Community from the investment facility resources made available by the European Community under the Partnership Agreement.

2.2	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

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3	PURPOSE

3.1	Purpose

Subject to the terms and conditions of each Loan Agreement and this Agreement, the Company shall apply all amounts borrowed by it under any Facility towards payment of any Project Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to any Finance Document.

4	CONDITIONS

[Omitted]

5	DISBURSEMENT

[Omitted]

6	REPAYMENT

6.1	Repayment of Loans

The Company shall repay the Loans in accordance with the repayment schedule set out in Schedule 7 (Repayment Schedule) on each Repayment Date, the first principal payment of which shall be due on the First Repayment Date, with a final installment of the remaining balance under each Loan to be paid no later than the Final Repayment Date.

6.2	Reborrowing

The Company may not reborrow any part of any Facility which is repaid or prepaid.

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7	VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	[Omitted]

7.2	Voluntary Prepayment

(a)	Subject to Clause 7.4 (Restrictions), the Company may, if it gives the Global Agent not less than thirty (30) days’ prior notice (or such shorter period as the Global Agent (acting on the instructions of the Lenders) may agree), prepay on an Interest Payment Date the whole or any part of the Loans; provided that if the prepayment constitutes only part of the Loans, such prepayment shall be in a minimum amount of five million US Dollars (US$5,000,000) in the aggregate for all of the Loans.

(b)	Except for any prepayment made under Clause 7.3 (Right of Repayment and Cancellation in relation to a single Lender) and Clause 8.1 (Mandatory Prepayment due to Illegality) any prepayment under this Clause 7.2 shall be applied against each of the Loans pro rata to the respective principal amounts outstanding and shall satisfy the obligations of the Company under Clause 6.1 (Repayment of Loans) in respect of each Loan on a pro rata basis.

7.3	Right of Repayment and Cancellation in Relation to a Single Lender

(a)	If:

(i)	any sum payable to a Lender is required to be increased under Clause 11.1 (Gross-up); or

(ii)	the Company is required to make a Tax Payment or Tax Deduction; or

(iii)	any Lender claims indemnification from the Company under Clause 12.1 (Increased Costs) or Clause 11.2 (Tax Indemnity),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Global Agent thirty (30) days’ notice of:

(A)	its intention to procure the repayment of, as applicable:

(I)	that Lender’s Loans; or

(II)	that Lender’s participation in the relevant Loans; or

(III)	that portion of the Loans (or a participant’s share in the Loans) to which the Tax Payment, Tax Deduction or claim for indemnification relates; and

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(B)	cancellation of, as applicable:

(I)	if the repayment is pursuant to Clause 7.3(a)(iii)(A)(I) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the relevant Commitment of the Lender; or

(II)	if the repayment is pursuant to Clause 7.3(a)(iii)(A)(II) or 7.3(a)(iii)(A)(III) (Right of Repayment and Cancellation in Relation to a Single Lender) above, that proportion of the Commitment which is equal to the proportion which the repaid amount bears to the Lender’s total outstanding Loans (or a participant’s share in the Loans) immediately before the date of repayment.

(b)	On receipt of a notice referred to in paragraph (a) above:

(i)	if the repayment is pursuant to Clause 7.3(a)(iii)(A)(I) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the relevant Commitment of the Lender shall be immediately reduced to zero; or

(ii)	if the repayment is pursuant to Clauses 7.3(a)(iii)(A)(II) or 7.3(a)(iii)(A)(III) (Right of Repayment and Cancellation in Relation to a Single Lender) above, that proportion of the Lender’s Commitment which is equal to the proportion which the repaid amount bears to that Lender’s total outstanding Loans immediately before the date of repayment shall be cancelled and such proportion shall be immediately reduced to zero.

(c)	On the Interest Payment Date which follows the Interest Period in which the Company has given notice under Clause 7.3(a) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the Company shall repay as applicable:

(i)	that Lender’s Loans; or

(ii)	that Lender’s participation in the relevant Loans; or

(iii)	that portion of the Loans (or a participant’s share in the Loans) to which the Tax Payment, Tax Deduction or claim for indemnification relates.

(d)	Subject to paragraph (e) below, any prepayment under this Clause 7.3 (Right of Repayment and Cancellation in Relation to a Single Lender) will be subject to the payment of Break Costs (if any) and Fixed Rate Break Costs (if any) but otherwise without premium or penalty.

(e)	If any Tax Payment or Tax Deduction referred to in Clause 7.3(a)(i) or 7.3(a)(iii) (Right of Repayment and Cancellation in Relation to a Single Lender) is made or required to be made in relation to payments made or due to the Original Participant, the prepayment and cancellation referred to in Clause 7.3(a) (Right of Repayment and Cancellation in Relation to a Single Lender) will not be required to satisfy the conditions set out in Clauses 7.1 (Voluntary Cancellation) and 7.2 (Voluntary Prepayment) but shall be subject to the payment of the Prepayment Premium, Break Costs (if any) and Fixed Rate Break Costs (if any).

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7.4	Restrictions

(a)	Any notice of cancellation or prepayment given by the Company under this Clause 7 (Voluntary Prepayment and Cancellation) shall be irrevocable, shall be made no later than thirty (30) days before an Interest Payment Date and, unless a contrary indication appears in this Agreement, shall specify the amount of that cancellation or prepayment.

(b)	Subject to Clause 7.3 (Right of Prepayment and Cancellation in Relation to a Single Lender), any prepayment made under this Clause 7 (Voluntary Prepayment and Cancellation) shall be made together with accrued interest on the amount prepaid and any applicable Break Costs, any applicable Fixed Rate Break Costs, any Prepayment Premium and any other amounts which may be due to the relevant Lender under the relevant Finance Documents.

(c)	The Company may not reborrow any part of any Facility which is prepaid and may not reinstate any amount of any Facility cancelled pursuant to this Clause 7 (Voluntary Prepayment and Cancellation).

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement and the relevant Loan Agreement.

8	MANDATORY PREPAYMENTS

8.1	Mandatory Prepayment due to Illegality

If it becomes unlawful in any jurisdiction for a Lender (or any participant in that Lender’s Facility) to perform any of its obligations under any Facility or to fund any Loan, or as applicable, its share or participation in any Loan:

(a)	the relevant Lender shall promptly notify the Global Agent and the Company upon becoming aware of that event;

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(b)	upon the relevant Lender notifying the Company of such event, in accordance with paragraph (a) above, the Commitment of that Lender (or the participant’s participation) will be immediately cancelled; and

(c)	the Company shall repay or prepay the share of that Lender (or the relevant participant’s) share or participation in the Loans, together with any accrued interest, fees, costs, expenses and Taxes thereon and any Break Costs and Fixed Rate Break Costs occurring in accordance with Clause 9.2 (Break Costs), as soon as practicable following the Lender notifying the Company of such event in accordance with paragraph (a) above, and in any event on the Interest Payment Date following the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Global Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Application of Prepayments

Subject to Clause 8.1 (Mandatory Prepayment due to Illegality) and Clause 7.3 (Right of Repayment and Cancellation in Relation to a Single Lender), any other amounts to be applied in mandatory prepayment of the Facilities pursuant to Clause 8 (Mandatory Prepayments) shall be applied on the next Interest Payment Date or Repayment Date against each of the Loans pro rata and in the case of any Fixed Rate Loans, in inverse order of maturity based on the respective principal amounts outstanding thereunder in accordance with the Finance Documents, shall be subject to the payment of Break Costs (if any) and Fixed Rate Break Costs (if any) but shall not be subject to the payment of the Prepayment Premium. Any amount so prepaid may not be redrawn.

9	INTEREST AND BREAK COSTS

9.1	Interest

The Company shall pay interest and any other amounts due under each Facility in accordance with the terms of the relevant Loan Agreement.

9.2	Break Costs

(a)	The Company shall, as soon as practicable following a notice under Clause 8.1(a) (Mandatory Prepayment due to Illegality) or, if earlier, the date specified by the relevant Finance Party (in accordance with Clause 8.1(a) (Mandatory Prepayment due to Illegality) or otherwise in accordance with the Finance Documents and in any event on the Interest Payment Date following the current Interest Period, pay to that Finance Party:

(i)	its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid or prepaid otherwise than on the relevant Interest Payment Date; and

(ii)	in respect of a Fixed Rate Loan, its Fixed Rate Break Costs.

(b)	Each Finance Party shall, as soon as reasonably practicable but in any event not later than ten (10) days after a demand by the Global Agent or the Company, provide a certificate confirming the amount of its Break Costs or Fixed Rate Break Costs as the case may be.

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9.3	Default Interest

(a)	If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods. Any interest accruing under this Clause 9.3 (Default Interest) shall be immediately payable by the Company on demand by the Global Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that Undue Sum but will remain immediately due and payable.

9.4	Fixed Rate Loans

(a)

Subject to Clause 9.4(d) (Fixed Rate Loans), the Company and the Global Agent (acting on the instructions of the Lenders) may on one occasion only agree to convert the interest rate agreed in respect of all Loans pursuant to Clause 9.1 (Interest) to a fixed interest rate (the “Fixed Interest Rate”) provided that such conversion is in respect of all Loans under each Facility. The Company and the Global Agent may exercise such right by no later than one (1) month prior to the end of an Interest Period, and not earlier than the

35

last Disbursement Date whereby the Facilities are drawn down in full, and such conversion shall take effect on the next occurring Interest Payment Date.

(b)	The Company shall pay the Fixed Interest Rate as determined in accordance with Clause 9.5 (Fixed Rate Loans).

(c)	The Company shall on the date of the conversion pursuant to Clause 9.4(a) (Fixed Rate Loans) pay to the Global Agent for the account of each Lender a fee computed at a rate of 0.25% of the amount of that Lender’s Loans which have been converted into Fixed Rate Loans.

(d)	If the Company and the DEG B Lenders are unable to agree to convert the interest rate in respect of the DEG B Loans to a Fixed Interest Rate, the conversion to the Fixed Interest Rate in accordance with Clause 9.4(a) (Fixed Rate Loans) shall take effect in respect of all Loans other than the DEG B Loans.

9.5	Fixed Rate Basis

The rate of interest on the participation of each Lender in a Fixed Rate Loan for each interest period commencing after the date of fixing in accordance with Clause 9.4 (Fixed Rate Loans) above, and continuing for a period up to the Final Repayment Date, shall be the rate determined by the Global Agent (instructed by the Lenders) to be the aggregate of:

(a)	the Margin;

(b)	the applicable Fixed Interest Rate; and

(c)	the Mandatory Cost, if any, applicable to the Lender’s participation in the Fixed Rate Loan.

9.6	Absence of quotations

Subject to Clause 9.7 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations for obtaining funding of the remaining Reference Banks.

9.7	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on a Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

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(ii)	the rate notified to the Global Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to the Lender’s participation in the Loan.

9.8	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Global Agent (acting on the instructions of the Lenders) or the Company so requires, the Global Agent (acting on the instructions of the Lenders) and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Global Agent and the Company, be binding on all Parties.

10	FEES

10.1	Global Agency Fee

The Company shall pay to the Global Agent (for its own account) a fee in the amount and at the times agreed in the Fee Letter entered or to be entered into between the Company and the Global Agent.

10.2	Monitoring Fees

The Company shall pay to the Global Agent for the account of the DEG A Lender and the DEG B Lender a fee equal to US$10,000 per annum in arrears for each such Lender payable on the second Interest Payment Date in each year.

11	TAXES

11.1	Gross-up

(a)	All payments by the Company under the Finance Documents shall be made free and clear of and without any Tax Deduction, except to the extent that a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Global Agent accordingly. Similarly, a Lender shall

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promptly notify the Global Agent on becoming so aware in respect of a payment payable to that Lender. If the Global Agent receives such notification from a Lender it shall promptly notify the Company and the other Lenders.

(c)	If any Tax Deduction is required by law to be made by the Company or the Global Agent the Company shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment no Tax Deduction been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within thirty (30) days of making either a Tax Deduction or a Tax Payment required in connection with a Tax Deduction, the Company must deliver to the Global Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.2	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any Liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable or any payment deemed to be received or recoverable under a Finance Document provided that the Finance Party provides documentary evidence of the same to the extent such evidence is reasonably available.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

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(c)	Paragraph (a) above does not apply to the extent a Liability:

(i)	is compensated for by an increased payment under Clause 11.1 (Gross-up); or

(ii)	is otherwise compensated for under another clause to this Agreement.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	A Finance Party must, on receiving a payment from the Company under this Clause 11.2 (Tax Indemnity) notify the Global Agent.

11.3	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

(c)	the Finance Party must pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by the Company.

11.4	Stamp taxes

The Company must pay and indemnify each Finance Party within ten (10) days of demand against any Liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.5	Value added taxes

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (c)

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below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is chargeable by reference to any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the relevant Party must also pay to the Supplier (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the relevant Finance Party (acting reasonably) determines that neither it nor any member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12	INCREASED COSTS

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions) the Company shall, within ten (10) days of a demand by the Global Agent (acting on the instructions of the Lenders), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any Affiliate of such Finance Party as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the relevant Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

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(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12 (Increased Costs) shall notify the Company and the Global Agent of the event giving rise to the claim, setting out in reasonable detail the basis for such claims. Upon receipt of such notification, the Global Agent shall notify all of the Lenders of such claim.

(b)	Each Finance Party shall, as soon as practicable but in any event within no more than ten (10) days after a demand by the Global Agent or the Company, provide a certificate confirming the amount of its Increased Costs, together with all the supporting information as the Company or the Global Agent may reasonably require.

12.3	Exceptions

Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	compensated for by a Tax Payment;

(b)	attributable to a Tax Deduction required by law to be made by the Company;

(c)	attributable to the breach of any law by the relevant Finance Party;

(d)	compensated for by the payment of a Mandatory Cost; or

(e)	attributable to the willful breach by the relevant Finance Party or its affiliates of any law or regulation.

13	OTHER INDEMNITIES

13.1	Currency Indemnity

(a)	If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Company; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

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the Company shall as an independent obligation, within ten (10) days of demand by the Global Agent or any Finance Party, indemnify each Finance Party to whom that Sum is due against any Liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that Person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other Indemnities

(a)	The Company shall, within ten (10) days of the first demand of the Global Agent or any Finance Party, indemnify each Finance Party against any documented and evidenced Liability incurred by that Finance Party as a direct result of:

(i)	the occurrence of any Default and any costs incurred by any of the Finance Parties in investigating or attending any meetings to consider any Default;

(ii)	a failure by the Company to pay any amount due under a Finance Document on its due date, or any amounts payable to the Global Agent by any Finance Party on the Company’s behalf where the Company has failed to pay such premiums, fees or other amounts;

(iii)	funding, or making arrangements to fund, a Loan or, as applicable, its participation therein but not made by reason of the operation of any one or more of the provisions of the Finance Documents (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company; or

(v)	any environmental and social claim in respect of the Company or the Project.

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(b)	The Company must indemnify the Global Agent against any documented and evidenced Liability incurred by the Global Agent as a result of:

(i)	investigating any event which the Global Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Global Agent reasonably believes to be genuine, correct and appropriately authorised.

13.3	Additional Indemnities in Favour of Global Agent

(a)	The Company shall (promptly upon the written demand of such Person) pay to the Global Agent, an amount equal to the Liability which has or will be suffered for or on account of any Tax payable by that Person in connection with the Finance Documents.

(b)	Where any payments are due under any of the Finance Documents to the Global Agent, the Company shall make all such payments without any Tax Deduction, unless such Tax Deduction is required by law and if such a Tax Deduction is required by law to be made by the Company:

(i)	the Company shall promptly upon becoming aware that it is required to make such a Tax Deduction, notify the relevant Person accordingly;

(ii)	the amount due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(iii)	the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law; and

(iv)	within thirty (30) days of making such a Tax Deduction, the Company shall deliver to the Person entitled to the payment evidence reasonably satisfactory to that Person that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14	MITIGATION BY THE FINANCE PARTIES

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

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(ii)	any amount becoming payable under or pursuant to, or cancelled pursuant to Clause 8.1 (Mandatory prepayment due to Illegality); or

(iii)	that Finance Party incurring any costs of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

14.2	Limitation of Liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under this Clause 14 (Mitigation by the Finance Parties).

(b)	A Finance Party is not obliged to take any steps under this Clause 14 (Mitigation by the Finance Parties) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15	COSTS AND EXPENSES

15.1	Transaction Expenses

The Company shall, promptly following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, pay to any Finance Party the amount of all costs, fees and expenses (including, without limitation, out-of-pocket expenses (including any incurred by any participant) and all fees and expenses of the Lenders’ External Advisers (subject to any fee arrangements pursuant to the respective terms of engagement)) reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed prior to, on or after the date of this Agreement.

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15.2	Amendment Costs

If the Company requests any amendment or waiver of any of the terms of any Finance Document, or any consent thereunder, the Company shall, promptly, following receipt of an invoice for such amount from the Global Agent or any Finance Party, along with reasonable details as to the nature and calculations of such amount, reimburse each Finance Party for the amount of all costs and expenses (including, without limitation, out-of-pocket expenses and all fees and expenses of the Lenders’ External Advisers (subject to any fee arrangements pursuant to the respective terms of engagement)) reasonably incurred by any Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement Costs

The Company shall on first demand, following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, pay to each Finance Party the amount of all costs and expenses (including, without limitation, out-of-pocket expenses and all fees and expenses of the Lenders’ External Advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Advisors

The Company shall promptly, following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, and subject, in each case, to any specific fee arrangement agreed by the Global Agent (acting on the instructions of the Lenders) with the Company in respect thereof, pay to such Person the amount of all costs, fees and expenses owed to each of the Lenders’ External Advisers and to the extent that any Finance Party has paid any such costs, fees or expenses, promptly on demand following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, reimburse such Finance Party for the same.

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16	FINANCIAL REPORTS

16.1	Financial Information

The Company shall:

(a)	Quarterly Information: as soon as available, but in any event within forty five (45) days after the end of the first three quarters of each Financial Year, deliver to the Global Agent:

(i)	a copy of the complete unaudited financial statements for such quarter for the Company substantially in the form set out in Schedule 9 (Form of Financial Statements);

(ii)	a report on any internal or external factors materially affecting or which might materially affect the Company’s business and operations or its financial condition.

(b)	Annual Information: as soon as available, but in any event within one hundred and twenty (120) days after the end of each Financial Year deliver to the Global Agent a copy of its complete and audited financial statements together with the Auditors’ audit report on them (and a copy of any management letter to the extent delivered by the Auditors and/or other communication from the Auditors) for that Financial Year commenting, with respect to that Financial Year, on, among other things, the adequacy of the Company’s financial control procedures, accounting systems and management information system.

16.2	Requirements as to Financial Statements

The Company shall ensure that:

(a)	each set of financial statements delivered pursuant to Clause 16.1 (Financial Information) shall be:

(i)	substantially in the form set out in Schedule 9 (Form of Financial Statements);

(ii)	prepared in accordance with the Accounting Principles consistently applied subject to customary year-end adjustments and absence of footnotes; and

(iii)	except in relation to Clause 16.1(b) (Annual Information) above, certified by an Authorised Representative of the Company as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period;

(b)	each set of financial statements delivered pursuant to Clause 16.1(b) (Financial Information), provides separately for the Kenyan branch of the Company and has been audited by the Auditors or another internationally recognised firm of independent auditors acceptable to the Global Agent (acting on the instructions of the Lenders); and

(c)

each set of financial statements or information and other information delivered pursuant to paragraphs (a) or (b) of Clause 16.1 (Financial Information) is prepared in the English language or is accompanied by an

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English translation certified by an Authorised Representative of the Person making or delivering the same as being a true and accurate translation thereof.

16.3	Change to Accounting Policies

(a)	If at any time (and whether or not as a result of any change in law or accounting practice) the Company changes or proposes to change (which change is not manifestly immaterial) the accounting policies upon which its financial statements are prepared, then:

(i)	the Company shall, as soon as reasonably practicable, notify the Global Agent of such change or proposed change;

(ii)	the Company and the Global Agent (acting on the instructions of all the Lenders) shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not such change or proposed change to such accounting policies could reasonably be expected to result in any material alteration in the commercial effect of any of the terms of the Finance Documents; and

(B)	if so, any amendments to the Finance Documents which may be necessary in order to ensure that such change or proposed change to the accounting policies does not result in any material alteration in the commercial effect of such terms, and, if any such amendments are agreed and approved by the Company and the Global Agent (acting on the instructions of all the Lenders), they shall take effect and be binding upon each of the parties hereto in accordance with their terms; and

(iii)	unless and until the Company and the Global Agent (acting on the instructions of all the Lenders) reach agreement in accordance with paragraph (b) above, the Company shall use all reasonable endeavours to ensure that all financial statements delivered pursuant to Clause 16.1 (Financial Information) shall contain a description of such change and the adjustments which would be required to be made to such financial statements so that such financial statements reflect the accounting policies before such change or proposed change was made.

(b)

A change from GAAP to IFRS is hereby agreed by the Finance Parties provided that the Company shall in the Financial Year in which such change occurs provide financial statements pursuant to Clause 16.1 (Financial

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Information) which contain a description of such change and the adjustments which would be required to be made to such financial statements so that such financial statements reflect the accounting policies before such change or proposed change was made.

17	REPORTING REQUIREMENTS

17.1	Reporting Requirements

The Company shall provide the following:

(a)	Operating Report: no later than forty five (45) days after the end of each Interest Payment Date to the Global Agent.

(b)	Operating Budget: to the Global Agent, as soon as it is available, but in any event at least thirty (30) days prior to the commencement of each Financial Year.

(c)	Annual Environmental and Social Monitoring Report: on an annual basis, but in no event later than thirty (30) days after the end of each Financial Year, deliver to the Global Agent an Annual Environmental and Social Monitoring Report confirming compliance with the Environmental and Social Requirements or, as the case may be, detailing any non-compliance and setting out the action being taken to ensure compliance.

(d)	Accidents: as soon as possible, but no later than five (5) days after becoming aware of its occurrence, notify the Global Agent of any incident or accident which has occurred in connection with any aspect of the Project and which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including explosions, spills or workplace accidents which result in death, serious injury or major pollution, specifying, in each case the nature of the incident or accident, to the extent available or known at that time, the impacts on or off the Site arising or likely to arise there-from and the measures the Company is taking or plans to take to address those impacts; and keep the Global Agent informed of the on-going implementation of those measures.

(e)	Litigation or proceedings: promptly upon becoming aware of any litigation or administrative proceedings commenced or threatened against the Company before any Authority or arbitral body which has resulted in or may reasonably be expected to result in a Material Adverse Effect, notify the Global Agent of that event specifying the nature of that litigation or those proceedings and the steps the Company is taking or proposes to take with respect thereto.

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(f)	Notification of Default: promptly, upon the occurrence of a Default, notify the Global Agent, specifying the nature of that Default and any steps the Company is taking to remedy it.

(g)	Other Information: promptly provide any other information as the Global Agent (acting on the instructions of the Lenders, acting reasonably) from time to time requests about the Company, its assets and the Project.

(h)	KYC: if any change in any law or regulation, any change in the status of the Company, or a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer, obliges any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practical upon the request of any Lender supply such documentation and other evidence (including that relating to the Shareholder or the Sponsor) as is requested.

(i)	Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan: provide copies of any amendment or supplement to the Environmental Impact Assessment or any part of the Environmental and Social Management Plan amended or supplemented in accordance with Clause 25.1 (Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan).

(j)	Material change: promptly notify the Global Agent of any proposed material change by the Company or Guarantor in its obligations under any Finance Document, in the nature or scope of the Project or the business or operations of the Company.

(k)	Project Information: promptly provide to the Global Agent:

(i)	to the extent the Company is undertaking any expansion of the Plant to increase its MW size, a copy of the independent engineer’s report in relation to such expansion, provided that the provision of such a report is required to be delivered to OPIC in connection with the OPIC Finance Agreement, and always subject to confidentiality and limitations of liability in favour of the independent engineer;

(ii)	details of any force majeure event that the Company is obliged to notify OPIC of (a “Force Majeure Event”) or Change in Law (as defined in the PPA) or any claim by any party thereto alleging that a Force Majeure Event or Change in Law thereunder has occurred (together with detailed supporting statements as to the status of any Force Majeure Event or Change in Law claims, including compensation payable or other relief therefrom); and

(iii)	any material deviation from the conditions of applicable Authorisations.

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17.2	Form of Reports

Each of the reports and reviews provided under paragraphs (a) to (k) of Clause 17.1 (Reporting Requirements) shall be substantially in the form of the relevant Schedule or, if not provided in a Schedule, in a form satisfactory to the Global Agent (acting on the instructions of the Lenders, acting reasonably).

17.3	Accuracy and Completeness

If the Global Agent (acting on the instruction of the Lenders (acting reasonably)), or a Lender, as the case may be, is of the opinion that a Project Report provided pursuant to Clause 17.1 (Reporting Requirements) is not correct, complete, accurate and up-to-date, the Global Agent (acting on the instruction of the Lenders (acting reasonably)) or a Lender, as the case may be, may request all such further information as it reasonably requires to satisfy itself as to such Project Report and shall also be entitled to re-submit such Project Report to the Company for amendment in accordance with the instructions of the Global Agent (acting on the instruction of the Lenders (acting reasonably)) or a Lender (acting reasonably), as the case may be. If the Company does not agree with the analysis of the Global Agent (acting on the instruction of the Lenders (acting reasonably)) or a Lender, as the case may be, the Company and the Global Agent (acting on the instructions of the Lenders) shall discuss such amendments in good faith for fourteen (14) days from the notification by the Global Agent (acting on the instruction of the Lenders) or a Lender as the case may be. If, following any comments from and consultation with OPIC, the Company updates any report delivered by it under the OPIC Finance Agreement, which report is of substantially the same form and substance as a Project Report delivered under this Agreement, the Company shall give to the Global Agent an updated Project Report which takes into account the review and comments from OPIC on the report delivered to OPIC, which updated Project Report shall satisfy the Global Agent for the purposes of this Clause.

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18	EXPERT

[Omitted]

19	REPRESENTATIONS AND WARRANTIES

19.1	Representations and Warranties

Except as otherwise disclosed by the Company in writing and acknowledged by the Global Agent on or prior to the date hereof, the Company represents and warrants to each of the Finance Parties on the date of this Agreement that:

(a)	Incorporation: the Company is a company limited by shares and duly incorporated and validly existing under the laws of the Cayman Islands and duly registered as a foreign company having a place of business in the Republic of Kenya in accordance with Part X of the Kenyan Companies Act and has the corporate power to own its assets, conduct its business as presently conducted or proposed to be conducted and to enter into, and comply with its obligations under, the Finance Documents to which it is a party or will, in the case of any Finance Document to which it is a party not executed as at the date of this Agreement, when that Finance Document is executed, have the corporate power to enter into, and comply with its obligations under, that Finance Document;

(b)	Binding Obligation: subject to the Legal Reservations, each Finance Document to which the Company is a party has been, or will be, duly authorised and executed by the Company and the obligations expressed to be assumed by it thereunder constitutes, or will, when executed, constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium, liquidation, winding-up or other similar laws of general applicability affecting the enforcement of creditors’ rights generally;

(c)	No Conflict: neither the making of any Finance Document to which the Company is a party nor the compliance with its terms:

(i)	will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound; or

(ii)	will violate any of the terms or provisions of the Company’s Charter Documents or laws applicable to the Company; or

(iii)	will violate any Authorisation or other rule or regulation applicable to the Company,

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other than to the extent that, in respect of paragraphs (i) and (iii) only, no Material Adverse Effect results or would be reasonably likely to result;

(d)	Charter Documents: except as set forth in a copy provided to the Global Agent, the Company’s Charter Documents have not been amended since the date of those provided by way of condition precedent to first Disbursement;

(e)	No Immunity: neither the Company nor any of its property enjoys any right of immunity from set-off, suit, execution attachment or other legal process with respect to its assets or itself;

(f)	Governing Law and Judgments: subject to the Legal Reservations, in any proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents expressed to be governed by English law, the choice of English law as the governing law of those Finance Documents and any judgment obtained in England will be recognised and enforced;

(g)	No Material Adverse Effect: to the best of the Company’s knowledge and belief, after due enquiry, since the date of this Agreement no event or circumstance has occurred which has resulted in a Material Adverse Effect which is continuing;

(h)	Financial Statements: the most recent financial statements of the Company delivered to the Global Agent pursuant to the provisions of this Agreement (if any) have been prepared in accordance with the Accounting Principles, and give a true and fair view of the financial condition of the Company as of the date as of which they were prepared and the results of the Company’s operations during the period then ended;

(i)	No Liens: the Company has no outstanding Lien on any of its assets other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Company of any Lien, except for Permitted Liens;

(j)	Taxes: all Tax returns and reports of the Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest or which are being contested in good faith and in respect of which appropriate reserves have been made in accordance with the Accounting Principles to the extent required;

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(k)	No Litigation: the Company is not engaged in nor, to the best of its knowledge after due enquiry, threatened in writing by, any litigation, arbitration or administrative proceedings which, if determined in a manner adverse to the Company by a final non-appealable judgment or decision of a court, arbitral tribunal or administrative or other body would result in or could reasonably be expected to result in a Material Adverse Effect;

(l)	No Violation: to the best of its knowledge and belief, the Company is not in violation of any applicable law or regulation;

(m)	No Adverse Judgment: no judgment or order has been issued which has resulted, or would result, in a Material Adverse Effect;

(n)	Environmental and Social:

(i)	to the best of its knowledge, after due enquiry, the baseline assumptions contained in the Environmental Impact Assessment accurately reflects the baseline environmental and social conditions at the Site and any surrounding areas which the Environmental Impact Assessment may impact;

(ii)	to the best of its knowledge, after due enquiry, the Environmental and Social Management Plan contains all measures and actions to achieve ongoing compliance with the Environmental and Social Requirements;

(iii)	to the best of its knowledge, after due enquiry, the Company is in compliance with:

(A)	all Environmental Laws;

(B)	the Environmental and Social Management Plan; and

(C)	in all material respects with the remaining Environmental and Social Requirements in accordance with Clause 20.1(i) (Compliance with Environmental and Social Requirements);

(iv)	the Company has not received nor is aware of any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or any material written communication from any person with respect to its non-compliance with any aspect of the Environmental and Social Requirements nor is it aware of any facts, circumstances or occurrences that could reasonably be expected to give rise to such claims or communications;

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(v)	to the best of its knowledge and belief, after due inquiry, there is not now, and has not since the date of the Company’s occupation of the Site, any:

(A)	toxic or hazardous waste or substances generated, used, treated, released, stored, recycled or disposed of (other than as is required in order to carry out a geothermal power project such as the Project in accordance with Prudent Utility Practices);

(B)	evidence of soil or groundwater contamination;

(C)	underground storage tanks;

(D)	asbestos;

(E)	polychlorinated biphenyls; or

(F)	persistent organic pollutants listed under the Stockholm Convention;

(o)	Formalities: under the laws of Kenya or the Cayman Islands it is not required for any purpose that any Finance Document be filed, recorded, or enrolled with any court or other authority in Kenya or the Cayman Islands;

(p)	Pari Passu Ranking: the payment obligations of the Company under the Finance Documents will rank at least pari passu with the claims of all its other unsecured payment obligations except for obligations mandatorily preferred by law applying to companies generally;

(q)	Stamp and Other Duties: as at the date of this Agreement, except for stamp duty in respect of each Finance Document executed as a deed, with fixed duty as of the date of this Agreement of K.Sh 200 or executed under hand, with fixed duty as of the date of this Agreement of K.Shs 100, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation or Kenya in respect of any Finance Document.

(r)	No Deduction or Withholding: under the laws of Kenya or the Cayman Islands as are in force at Financial Close it will not be required to make any deduction or withholding, for or on account of Tax or otherwise, from any payment it may make in relation to the Loans;

(s)	No Default: no Default has occurred and is continuing or will result from the entry into, or the performance of any transaction contemplated by, any Finance Document;

(t)	Insurances: all insurances and reinsurances which are required to be put in place by OPIC or applicable law are in place and are in full force and effect.

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(u)	Corporate Structure: as at the date of this Agreement, the structure of all shareholdings in the Shareholder and all Shareholdings in the Company is as set out in the Corporate Structure Chart;

(v)	Prohibited Acts: the Company has not committed, and no person to its present knowledge has committed, any Prohibited Act. For the purposes of this paragraph (v), the knowledge of any member of the board of directors of the Company shall be deemed the knowledge of the Company;

(w)	No illicit origin of funds:

(i)	neither its shareholder capital nor any other funds for the financing of the Project are of illicit origins with regard to the domestic law of the Company’s nation state or French law and, in particular, this list being non-exhaustive, is not related to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and

(ii)	the negotiation, signing and execution of the Finance Documents have not and will not give rise to any Extraordinary Commercial Costs.

(x)	Use of Proceeds: the proceeds of each Disbursement have been used in accordance with Clause 3.1 (Purpose);

(y)	No Omission: to the best of the Company’s knowledge and belief, having made due enquiry, none of the representations and warranties in this Clause 19.1 (Representations and Warranties) omits any matter the omission of which makes any of such representations and warranties misleading; and

(z)	Other Debt Service Obligations: the Company is in material compliance with all its payment obligations in respect of Debt, its Debt Service Obligations (other than the Loans) and is in full compliance with its payment and other material obligations under the OPIC Finance Agreement.

19.2	Lenders’ Reliance

The Company acknowledges that it makes the representations and warranties in Clause 19.1 (Representations and Warranties) with the intention of inducing each of the Finance Parties (and each participant in any Facility) to enter into this Agreement and the other Finance Documents and that each of the Finance Parties (and each participant in any Facility) enters into this Agreement and the other Finance Documents on the basis of, and in full reliance on, each of such representations and warranties.

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19.3	Repetition

Save in respect of matters notified in writing to and approved by the Global Agent (acting on the instructions of the Lenders) and except as provided in paragraph (b) below, each representation is made on the date of this Agreement and shall be deemed to be repeated (by reference to the facts and circumstances then subsisting except where express reference is made to matters subsisting on a particular date) on:

(a)	each Disbursement Date both before and after giving effect to the relevant Disbursement; and

(b)	the first day of each Interest Period,

provided, however, that the representations set out in paragraphs (o) (Formalities), (q) (Stamp and Other Duties) or (r) (No Deduction or Withholding), of this Clause 19.1 (Representations and Warranties) shall only be made on the date of this Agreement and shall not be, and shall not be deemed to be, repeated on any of the dates referred to in paragraphs (a) or (b) of this Clause 19.3 (Repetition).

20	AFFIRMATIVE COVENANTS

20.1	Affirmative Covenants

The Company undertakes to each Finance Party that it shall comply with the following affirmative covenants at all times prior to the Final Termination Date, other than with the consent of the Lenders:

(a)	Preservation of rights: take all actions necessary to preserve its existence and its corporate rights, franchises, licences and patents;

(b)	Conduct of Business: carry out the Project and conduct its business with due diligence and efficiency and in accordance with:

(i)	all applicable laws;

(ii)	Prudent Utility Practices; and

(iii)	sound engineering, financial and business practices;

(c)	Application of Financing: cause the financing specified in the Financial Plan to be applied exclusively as permitted by Clause 3.1 (Purpose);

(d)	Accounting Systems: install and maintain an accounting and cost control system, management information systems and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Company and the results of its operations in conformity with the Accounting Principles;

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(e)	Insurances: obtain and maintain, or cause to be obtained and maintained at all times, insurance and/or reinsurance in respect of the Project as required by OPIC or in accordance with applicable laws;

(f)	Auditors: appoint and maintain at all times a reputable international firm of internationally recognised independent public accountants acceptable to the Global Agent (acting on the instructions of the Lenders) as the Auditors;

(g)	Communication with Auditors:

(i)	irrevocably authorise the Auditors (whose fees and expenses shall be for the account of the Company) to:

(A)	respond directly to communications (oral or written) from the Global Agent at any time regarding the Company’s accounts and operations; and

(B)	allow each of the Finance Parties to rely on all audits of any financial statements prepared by it which the Company is required to provide copies of to the Global Agent pursuant any of the Finance Documents, provided that the Global Agent shall provide the Company with copies of its communications to the Auditors, including notices and requests for information (or in the case of oral communications, confirmation as to the nature of such communications), and will provide the Company with the opportunity to participate in discussions or meetings except where, in the reasonable opinion of the Global Agent (acting on the instructions of the Lenders) (as the case may be), timing does not so permit or its rights or interests are prejudiced or placed in jeopardy by permitting such participation; and

(ii)	provide to the Global Agent a copy of that authorisation, and, no later than thirty (30) days after any change in Auditors, issue a similar authorisation to the new Auditors and provide a copy thereof to the Global Agent; and

(iii)	procure that the Auditors provide an acknowledgement to the Global Agent of their acceptance of the terms of such authorisation in a form acceptable to the Global Agent (acting on the instructions of the Lenders) and addressed to the Global Agent;

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(h)	Access and Inspection:

(i)	permit a maximum of two (2) representatives of each Lender (who may be accompanied by representatives of any competent body of the European Community) and, in respect of paragraph (A) below only, any representatives of the shareholders of each Lender or Participant (provided the costs and expenses of such representatives of the shareholders are for the account of the Lender or Participant) at reasonable times and on reasonable prior written notice (and provide the representatives with all necessary assistance) to:

(A)	visit the Site, installations and works comprising the Project;

(B)	conduct such checks as they may reasonably wish;

(C)	in the case of the representatives of the Lenders only, have access to the Company’s books of account, technical and statistical data, records and other data (and to take copies of any such material); and

(D)	in the case of the representatives of the Lenders only, have access to those employees, contractors and agents of the Company who have or may have knowledge of matters with respect to the Project and as to which the Lenders seek information, subject in all cases under paragraph (i) above to compliance by the Lenders and any other visitors accompanying the Lenders during such site visits with all applicable social and environmental, health and safety rules and regulations and all applicable Company policies and procedures (including in respect of confidentiality).

(i)	Compliance with Environmental and Social Requirements: through its employees, agents, contractors and subcontractors, operate, maintain, implement and monitor the Project in compliance with all Environmental and Social Requirements and the Environmental and Social Management Plan, provided that if there is a material change in the IFC Performance Standards after the date of this Agreement, the Company and the Lenders shall meet and negotiate in good faith whether and how the Company will be required to comply with such change (if there is no agreement, no Default shall occur in respect of this paragraph if the Company fails to comply with the relevant change).

(j)	Operation of the Plant: operate and maintain the Plant:

(i)	in accordance with Environmental and Social Requirements;

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(ii)	in a safe and efficient manner;

(iii)	in accordance with the requirements of the Finance Documents; and

(iv)	in accordance with Prudent Utility Practices.

(k)	Compliance with Laws: comply with all laws and regulations;

(l)	Payment of Taxes: promptly pay all Taxes when due (or within any applicable grace period prescribed by law), except when such Taxes are being contested in good faith by the Company and the Company has set aside reserves for such Taxes as and to the extent required by the Accounting Principles;

(m)	Prohibited Acts:

(i)	take such action as the Global Agent (acting on the instructions of the Lenders) shall reasonably request to:

(A)	investigate and/or terminate any alleged or suspected Prohibited Act;

(B)	if applicable, inform the Global Agent of the measures taken to seek damages from the Person(s) responsible for any material loss resulting from any such Prohibited Act, and

(C)	reasonably facilitate any investigation that the Lenders may make concerning any such Prohibited Act;

(ii)	inform the Global Agent if it should become aware of any fact or information suggestive of the committing of any Prohibited Act;

(n)	Anti money laundering:

(i)	inform the Global Agent:

(A)	of all amendments to its statutes, memorandum, articles or other constitutional documents which the law stipulates must be published;

(B)	of all transactions which would entail a change in ownership relating to 5% or more of its capital or a change in its Control, either directly or indirectly;

(C)	without undue delay if the Company obtains information which gives rise to suspicions regarding the illicit nature,

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with regard to the domestic law of the Company or French law, of funds used in the acquisition of its shareholder capital and, in particular but without limitation, if such funds could relate to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and

(ii)	request from the bank charged with carrying out the transfers that the bank correctly records the following information in any funds transfer messages:

(A)	the instructing party’s name, address and account numbers (IBAN and SWIFT);

(B)	bank and bank address of the instructing party; and

(C)	Project name and agreement number for the payment.

(o)	No illicit origin of funds: ensure that:

(i)	neither its shareholder capital or the funds financing the Project are of illicit origins with regard to the domestic law of the Company’s nation state or French law and, in particular, this list being non-exhaustive, are not related to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and

(ii)	the negotiation, signing and execution of the Finance Documents have not and will not give rise to any Extraordinary Commercial Expenses;

(p)	HIV Protective Measures: implement workplace policies and guidelines in accordance with Schedule 5 (HIV Protective Measures);

(q)	Retention of Records: retain, in a single location, for inspection by or on behalf of the Lenders during six (6) years from the conclusion of each contract financed by means of the Loans, the full terms of the contract itself, as well as all material documents pertaining to the procurement process and to the execution of the contract.

(r)	Other Debt Service Obligations: materially comply with all its payment obligations in respect of Debt, its Debt Service Obligations (other than the Loans) and fully comply with its payment and other material obligations under the OPIC Finance Agreement.

(s)	Non-Collateral Account: ensure that on each Interim Quarterly Date there is, or will be, after taking into account any Distribution that the Company

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makes or proposes to make, on deposit in the Non-Collateral Account an amount equal to 50% of sums due to the Lenders on the next Repayment Date, and on each Repayment Date, make payments due to the Lenders on such date prior to any other payments, including the payment of any Distribution.

21	NEGATIVE COVENANTS

21.1	Negative Covenants

The Company undertakes to each Finance Party that it will not, prior to the Final Termination Date, other than with the consent of the Global Agent (acting on the instructions of the Lenders):

(a)	Further Indebtedness: incur, assume or permit to exist any Debt except:

(i)	the Loans;

(ii)	the OPIC Debt;

(iii)	any suppliers’ credit, lease arrangements or other Debt permitted under the OPIC Loan Agreement, provided that any increase in the amount of Debt permitted under the OPIC Loan Agreement shall not be permitted without the express written consent of the Global Agent acting on the instructions of all Lenders under this Agreement;

(iv)	over and above any amounts in (20.1(a)(i), (ii) and (iii) above, Debt incurred in the ordinary course of business of up to US$10,000,000; and

(v)	indebtedness provided by way of Shareholder Debt;

(b)	Change to Charter Documents: except as set forth in a copy provided to the Global Agent, change (and shall procure that no other Person shall change) its Charter Documents in any material respect or in a manner that might impair or prejudice its ability to perform its obligations under this Agreement and any other Finance Document to which it is a party;

(c)	Guarantees: enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except pursuant to any CER Documents;

(d)	Financial Year: change its Financial Year unless required by applicable law;

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(e)	Change in Project or Business: change the nature or scope of the Project or change the nature of its business or operations;

(f)	Prohibited Acts: commit (or authorise or permit any Affiliate, Shareholder or any other Person acting on its behalf, with its consent or prior knowledge to commit) with respect to the Project or any Finance Document or any transaction contemplated thereunder, any Prohibited Act;

(g)	Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan: approve any amendment or supplement to the Environmental Impact Assessment or any part of the Environmental and Social Management Plan, unless the amendment is made in accordance with the Environmental and Social Requirements;

(h)	Abandonment: abandon or agree to abandon the Project or commit any action or inaction which would give rise to an abandonment of the Project pursuant to the PPA;

(i)	Blocked persons and embargoes:

(i)	enter into business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the United Nations, the European Union, Germany or France in relation to embargoes or the fight against terrorism; or

(ii)	use any proceeds of any Loan or equity including the Base Equity Amount (or other funds), or otherwise enter into business, in relation to any sector or equipment under such embargoes; and

(j)	Excluded Activities: make or permit the engagement in any of the activities referred to in Schedule 11 (Excluded Activities).

(k)	Distributions: make or permit any Distribution unless:

(i)	the Company certifies to the Global Agent in writing, that, on the proposed date of the Distribution:

(A)	no Default has occurred and is continuing or will occur as a result of the proposed Distribution;

(B)	it has paid to OPIC all amounts due and payable up until such date under the OPIC Finance Agreement;

(C)	on each Interim Quarterly Date there is, or will be, after taking into account any Distribution that the Company makes or proposes to make, on deposit in the Non-Collateral Account an amount equal to 50% of sums due to the Lenders on the next Repayment Date, such deposit to be evidenced by bank statements to the extent requested by the Global Agent at any time; and

(D)	on any Repayment Date, payments of amounts due to Lenders have been or shall be paid out of the Non-Collateral Account in priority to any other payments, including the payment of any Distributions.

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22	EVENTS OF DEFAULT

22.1	Events of Default

It shall be an Event of Default if any of the following occur (unless waived by the Global Agent with the consent of the Majority Lenders or of all of the Lenders, as the case may be, in accordance with Clause 33 (Amendments and Waivers)):

(a)	Failure to Pay: the Company fails to pay when due any part of the principal, or of the interest on, any of the Loans or any other monies falling due under any of the Finance Documents when due unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date;

(b)	Cross Default: the Company or the Guarantor fails to pay any indebtedness in an aggregate amount of two hundred and fifty thousand US Dollars (US$250,000) in respect of the Company and ten million US Dollars (US$10,000,000) in respect of the Guarantor (other than the Guarantee in respect of which no threshold shall apply), and any such failure continues for more than any applicable period of grace or any such indebtedness becomes prematurely due and payable (other than as a result of any voluntary prepayment or mandatory prepayment that is not as a result of an Event of Default) or is placed on demand;

(c)	Compliance with Obligations by the Company:

(i)	subject to paragraph (ii) below, the Company fails to comply with any of its obligations under this Agreement or any other Finance Document (other than for the payment of the principal of, or interest on, the Loans or any other loan from any of the Lenders to the Company or in respect of the making (actual or deemed) of any representation or warranty) and any such failure continues:

(A)	subject to paragraph (B) and (C) below, for a period of thirty (30) days after the date of that failure, provided that such thirty (30) day period shall be extended by an additional fifteen (15) day period if:

(I)	the Company commenced remedial action as soon as reasonably practicable after such failure;

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(II)	the Company has continued to pursue a remedy properly and diligently to the satisfaction of the Global Agent (acting on the instructions of the Lenders); and

(III)	such remedy is reasonably likely to be effective within such additional fifteen (15) day period; or

(B)	in the case of the Company’s failure to perform or observe any term, covenant or agreement which expressly requires that any Finance Party be satisfied with such performance or observance or otherwise exercise its discretion, for a period of thirty (30) days (or such longer period agreed by the Global Agent (acting on the instructions of the Lenders)) after notice by a Finance Party of any failure by the Company to so perform or observe provided that such thirty (30)-day period shall be extended by an additional fifteen (15) days if:

(I)	the Company commenced remedial action as soon as reasonably practicable after such failure;

(II)	the Company has continued to pursue a remedy properly and diligently to the satisfaction of the Global Agent (acting on the instructions of the Lenders); and

(III)	such remedy is reasonably likely to be effective within such additional fifteen (15) day period; and

(ii)	the Company fails to comply with its obligations under Clause 20.1(a) (Preservation of rights), Clause 20.1(c) (Application of Financing), Clause 20.1(m) (Prohibited Acts), Clause 20.1(n) (Anti money laundering), or Clause 20.1(o) (No illicit origin of funds), Clause 21.1(f) (Prohibited Acts), Clause 21.1 (g) (Compliance with Environmental and Social Requirements) and Clause 21.1(i) (Blocked Persons and Embargoes).

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(d)	Compliance with Obligations by the Guarantor: The Guarantor fails to comply with any obligations under the Guarantee, and such non-compliance has or could reasonably be expected to have a Material Adverse Effect unless such non-compliance is remedied within any grace or cure period under the applicable Finance Document;

(e)	Misrepresentation: a representation, warranty or statement made or repeated pursuant to Clause 18 (Representations and Warranties) or in connection with any Finance Document (or in any document delivered by or on behalf of the Company, or by or on behalf of the Sponsor or the Shareholder, under or in connection with any Finance Document), is incorrect in any material respect when made or deemed to be made or repeated and, except in relation to Clause 20.1(m) (Prohibited Acts) and Clause 19.1(w) (No illicit origin of funds) or where such misrepresentation results from fraud, wilful default or negligence, has a Material Adverse Effect at the time of discovery or publication;

(f)	Ownership:

(i)	the Sponsor fails to maintain, directly or indirectly at least 51% of the legal and beneficial ownership interest of the Company and/or fails to Control the Company;

(ii)	the Shareholder fails to maintain, directly or indirectly no less than 100% of the Shares and the legal and beneficial ownership interest of the Company and/or fails to Control the Company provided that the Shareholder may transfer Shares and the legal and beneficial ownership interest to a Permitted Investor in accordance with the Finance Documents;

(iii)	Ormat Technologies Inc. fails to Control the Company; or

(iv)

(A)	any Shares are issued, redeemed, transferred, encumbered in any way or otherwise disposed of; or

(B)	except as set forth in a copy provided to the Global Agent, the Charter Documents of the Company are amended,

in each case in a manner not permitted by the Finance Documents;

(g)

Expropriation: any Authority condemns, nationalises, seizes, or otherwise expropriates all or any substantial part of the property, Shares or other assets of the Company, or shall have assumed custody or control of such property or other assets or of the business or operations of the Company, or shall have taken any action for the dissolution or disestablishment of the

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Company, or any action that would prevent the Company or its officers from carrying on its business or operations or prevent any of the parties to any of the Finance Documents from performing their respective obligations thereunder;

(h)	Judgment entered: there shall have been entered against the Company a final judgment, decree or order for the payment of money in excess of five hundred thousand US Dollars (US$500,000), which judgment shall remain unpaid for thirty (30) days after it shall have become final and non-appealable;

(i)	Insolvency: any of the Major Project Parties:

(i)	takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors;

(ii)	ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)	is unable to pay its debts as they fall due or otherwise becomes insolvent.

(j)	Winding Up: an order is made or an effective resolution passed or analogous proceedings taken for the winding up, bankruptcy or dissolution of any of the Major Project Parties or a petition is presented or analogous proceedings taken for the winding up or dissolution of a Major Project Party, by any Person and is not withdrawn or dismissed within sixty (60) days of the date of filing thereof;

(k)	Appointment of Officer: any encumbrancer lawfully takes possession, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed, of the whole or any material part of the undertaking or assets of any of the Major Project Parties;

(l)	Analogous Events: any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Clause 22.1(f) (Insolvency), Clause 22.1(j) (Winding Up) and Clause 22.1(k) (Appointment of Officer);

(m)	Abandonment:

(i)	the Company abandons the Project; or

(ii)	ceases to perform its operations and maintenance services in respect of the Plant for a continuous period in excess of thirty (30) days in any year, other than as a result of Force Majeure Event, or for periods which in aggregate exceed 60 days other than as a result of a Force Majeure Event;

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(n)	Material Adverse Effect: any event or circumstance occurs or series of events occur which has a Material Adverse Effect;

(o)	Prohibited Acts: the Company commits (or authorises or permits any Major Project Party or any other person acting on its behalf to commit) with respect to the Project any Prohibited Act;

(p)	Anti-money Laundering: the Company is in default in the due performance of any of its obligations under Clause 20.1(m) (Prohibited Acts), Clause 20.1(n) (Anti money laundering), Clause 19.1(w) (No illicit origin of funds) or Clause 21.1(i) (Blocked persons and embargoes); and

(q)	Distributions: the Company makes any Distributions otherwise than in accordance with Clause 21.1(k) (Distributions).

22.2	Remedies on an Event of Default

Upon the occurrence of and during the continuance of an Event of Default, the Majority Lenders (or in the case of either the DEG A Loan or DEG B Loan and after a ten (10) day consultation period with all Lenders, the DEG A Lender alone or the DEG B Lender alone and only in respect of amounts due to either the DEG “A Lender under the DEG A Loan or to the DEG “B” Lender under the DEG B Loan,) may declare an Event of Default and accelerate the Loans, and exercise any or all remedies set out under the Finance Documents, including the following:

(a)	cancel or suspend the commitments of the Lender or Lenders under the applicable Loan Agreements and this Agreement;

(b)	declare the principal amount of the Loans together with accrued interest thereon and any other outstanding amounts under the relevant Loan Agreements and this Agreement to be immediately due and payable or repayable on demand;

(c)	cancel or suspend further Disbursements;

(d)	instructing the Global Agent to make a claim under the Guarantee for payment from the Guarantor for payment of any or all amounts due or to accelerate the entire Loan or Loans together with accrued interest thereon and any other outstanding amounts under the relevant Loan Agreements; and

(e)	exercise all other rights available to any of the Finance Parties under the Finance Documents.

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22.3	Bankruptcy

Upon the occurrence of an Event of Default of the type described in Clauses 22.1 (g) (Expropriation), 22.1(j) (Insolvency), Clause 22.1(j) (Winding Up), Clause 22.1(k) (Appointment of Officer) or 22.1(l) (Analogous Events), the Loans, all interest accrued on them and any other amounts payable under this Agreement or the Loan Agreements will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Company waives.

23	CHANGES TO LENDERS

23.1	Assignments and Transfers by the Lenders

Subject to the provisions of the relevant Loan Agreement, a Lender may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	participate or sub-participate any of its Available Commitment or its share of any outstanding Loans,

to another bank or financial institution (in the case of assignments and transfers by novation, such bank or financial institution being the “New Lender”), in each case, provided that such transfer, assignment, participation or sub-participation of any portion of the Lender’s Available Commitment or its share of the outstanding Loans under any Facility shall be made in accordance with the provisions of:

(i)	the relevant Loan Agreement;

(ii)	the Subordination Agreement; and

(iii)	this Clause 23 (Changes to Lenders).

23.2	Procedure for Assignment or Transfer

(a)	Subject to Clause 23.1 (Assignments and Transfers by the Lenders) and the relevant Loan Agreement, an assignment will only be effective on receipt by the Global Agent of written confirmation from the New Lender, such confirmation to be in the form set out in Schedule 4 (Form of Accession Letter), that the New Lender will be bound by the obligations of the Finance Documents and will assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender.

(b)	Subject to Clause 23.1 (Assignments and Transfers by the Lenders) and the relevant Loan Agreement, a transfer will only be effective on:

(i)	receipt by the Global Agent of a Transfer Certificate, together with duly executed accession documents, pursuant to which the New Lender has acceded to such other documents as are necessary to enable the New Lender to assume all of the rights and obligations of the Lender under the Finance Documents;

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(ii)	execution by the Global Agent of the Transfer Certificate, which it shall execute as soon as reasonably practicable after receipt of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement; and

(iii)	receipt of the consent of the Company for an assignment or transfer by a Lender, unless the assignment or transfer is to another existing Lender or an Affiliate of a Lender or a Default has occurred and is continuing and provided that:

(A)	the consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed;

(B)	the Company will be deemed to have given its consent seven (7) days after the Lender has requested it unless consent is expressly refused by the Company within that time; and

(C)	the consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11.1 (Gross-up) or Clause 11.2 (Tax Indemnity) or Clause 12 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

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(d)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Lender transfers by novation any of its rights and obligations under the Finance Documents, the Company and the Lender shall be released from further obligations towards one another in respect of such rights and obligations under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Lender;

(iii)	the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Lender and the other Parties hereto shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.3	Copy of Transfer Certificate to Company

The Global Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

23.4	Limitation of Responsibility of Lenders

(a)	Unless expressly agreed to the contrary, a Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Major Project Party;

(iii)	the performance and observance by any Major Project Party of its obligations under the Finance Documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Documents,

and any representations or warranties implied by law are excluded.

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(b)	Each New Lender confirms to the Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Major Project Party and its related entities in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Documents; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Major Project Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Available Commitment under any Loan Agreement is in force.

(c)	Nothing in any Finance Document obliges a Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 234 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Major Project Party of its obligations under the Finance Documents or otherwise.

23.5	Assignment or transfer fee

The New Lender shall (unless such New Lender is an Original Participant), on the date upon which an assignment or transfer takes effect, pay to the Global Agent (for its own account) a fee of two thousand five hundred US Dollars (US$2,500).

24	ASSIGNMENTS AND TRANSFERS BY THE PARTIES

No Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than as expressly permitted herein or therein.

25	AGENCY PROVISIONS

25.1	Appointment and Duties of the Global Agent

(a)	Each of the other Finance Parties appoints the Global Agent to act as its agent under and in accordance with the terms of the Finance Documents for the purposes set out in the Finance Documents and to enter into the Finance Documents to which it will be a party in such capacity and irrevocably authorise it on their behalf to perform the duties and to exercise the rights and powers that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights and powers.

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(b)	The Global Agent may not begin any legal action or proceeding in the name of a Finance Party (other than itself) without that Finance Party’s consent.

(c)	The Global Agent has only those duties which are expressly specified in the Finance Documents.

(d)	The Global Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.2	Relationship

(a)	The relationship between the Global Agent and the Finance Parties is that of principal and agent only. Nothing in this Agreement makes the Global Agent a trustee or fiduciary for any other Person and the Global Agent need not hold in trust any moneys paid to it for a Person or be liable to account for interest on those moneys except to the extent expressly stated in the Finance Documents.

(b)	The Global Agent shall not in any respect be the agent of the Company by virtue of this Agreement and the Global Agent shall not be bound to account to any Finance Party or the Company for any sum or the profit element of any sum received by it for its own account.

(c)	The Global Agent shall not be liable to the Company for any breach by any other Finance Party of any Finance Documents or be liable to any other Finance Party for any breach by the Company of the Finance Documents.

25.3	Delegation

The Global Agent may act through its personnel and through agents selected with due care.

25.4	Directions

(a)	Where the terms of a Finance Document require the Global Agent or “the Global Agent (acting on behalf of the Lenders)” or “Global Agent (acting on the instructions of the Lenders)” to give its consent or approval to any event, matter or thing or to make any determination or to exercise any duty, right, power or discretion, then:

(i)	subject to paragraph (ii) below, if the relevant Finance Document specifies that the Global Agent is required to give its consent or approval to that event, matter or thing, then the Global Agent will give its consent or approval to that event, matter or thing only if the Majority Lenders instruct the Global Agent that they are satisfied that those specified conditions have been satisfied;

(ii)	if the relevant consent or approval to that event, matter or thing or determination or exercise of duty, right, power or discretion is in respect of an amendment or waiver under Clause 33.2 (Exceptions), then the Global Agent will give its consent or approval to that event, matter or thing in accordance with Clause 33.2 (Exceptions),

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provided that the Global Agent may at all times, whether or not so directed, take such action in respect of any right, power or discretion which is personal to the Global Agent or is to preserve or protect the Global Agent’s position or is of a purely administrative nature.

(b)	The Global Agent is fully protected and shall incur no Liability if it acts on the instructions of the Majority Lenders or, where required all of the Lenders, in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. The Global Agent shall be entitled to seek clarification from the Majority Lenders with regard to such instructions where the Global Agent reasonably determines that clarification is required and may in its discretion elect not to act pending receipt of such clarification to its satisfaction from the Majority Lenders.

(c)	In the absence of instructions, the Global Agent shall not be obliged to act (and shall have no Liability for any failure to act) but may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(d)	The Global Agent may refrain from acting (and shall incur no Liability) in accordance with the instructions of the Majority Lenders (or, if appropriate, all of the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any Liability which it may incur in complying with those instructions.

(e)	The Global Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

25.5	Business with the Group

The Global Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Major Project Party.

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25.6	Default

(a)	The Global Agent may assume (unless it has received notice to the contrary in its capacity as such) that:

(i)	no Default or Material Adverse Effect has occurred; and

(ii)	any right, power, authority or discretion vested in any Finance Party has not been exercised.

(b)	The Global Agent is not obliged to monitor or enquire whether a Default has occurred. The Global Agent is not deemed to have knowledge of the occurrence of a Default.

(c)	If the Global Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or any fee payable to a Finance Party (other than the Global Agent) or the Arranger) under this Agreement,

it must promptly, within 3 days, notify the other Finance Parties.

25.7	Responsibility

(a)	The Global Agent is not responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	The Global Agent is not responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents including:

(A)	the financial condition, status and nature of each Major Project Party;

(B)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other

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agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)	the adequacy, accuracy and/or completeness of any information provided by any Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

25.8	Information

(a)	If the Global Agent receives an original or copy document on behalf of another Person pursuant to the Finance Documents, it must promptly forward the relevant Person that original or copy document.

(b)	The Global Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Global Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Major Project Party or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement;

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Major Project Party; or

(iii)	to monitor or supervise or make any investigation of the performance or observance by any party to a Finance Document of such party’s obligations under any Finance Documents.

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(d)	In acting as the Global Agent, the Global Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Global Agent which, in its sole opinion and its absolute discretion, is acquired by another division or department or otherwise than in its capacity as the Global Agent may be treated as confidential by the Global Agent (in accordance with any applicable law, regulation, confidentiality undertaking or applicable internal confidentiality requirements of the Global Agent) and will not be treated as information possessed by the Global Agent in its capacity as such.

(e)	The Global Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of the Company solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Global Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Global Agent.

25.9	Reliance

The Global Agent may:

(a)	rely and act on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper Person;

(b)	rely and act on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by the Company is made on behalf of and with the consent and knowledge of the Company; and

(d)	engage, pay for (to be reimbursed pursuant to Clause 15.4 (Advisors), Clause 13 (Other Indemnities) or Clause 25.14 (Lenders’ Indemnity to the Global Agent) and rely and act on the opinion or advice of professional advisors selected by it with due care (including Lenders’ External Advisers or other professional advisers representing a Party other than the Global Agent).

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25.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below, the Global Agent will incur no Liability for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

(b)	No Party (other than the Global Agent) may take any proceedings against any officer, employee or agent of the Global Agent in respect of any claim it might have against the Global Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Global Agent may rely on this Clause 25 (Agency Provisions) and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Global Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Global Agent if the Global Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Global Agent for that purpose.

(d)	Nothing in this Agreement will oblige the Global Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)	Each Finance Party confirms to the Global Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

25.11	Compliance

The Global Agent may refrain from doing anything (including disclosing any information) which might, in its opinion:

(a)	constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation; or

(b)	cause it to expend or risk its own funds if it has reasonable grounds for believing the repayment of such funds or adequate indemnity in respect thereof is not assured to it.

25.12	Relationship with Lenders

(a)	The Global Agent may treat each Lender as a Lender, entitled to payments under this Agreement and any relevant Loan Agreement and as acting through its Facility Office(s) until it has received not less than seven (7) days’ prior notice from that Lender to the contrary.

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(b)	The Global Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Global Agent must keep a record of all the Parties to this Agreement (and each Loan Agreement) and supply any other Party to this Agreement with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

25.13	Individual position of the Global Agent

(a)	If it is also a Lender, the Global Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not the Global Agent.

(b)	The Global Agent may:

(i)	carry on any business with any Major Project Party or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Major Project Party or its related entities.

25.14	Lenders’ Indemnity to the Global Agent

(a)	Without limiting the liability of the Company under any Finance Document, each Lender shall indemnify the Global Agent, within ten (10) days of demand, for that Lender’s Pro Rata Share of any Liability incurred by the Global Agent (other than by reason of the Global Agent’s gross negligence or wilful misconduct) in acting as the Global Agent under the Finance Documents (unless the Global Agent has been reimbursed in full by the Company pursuant to a Finance Document).

(b)	If a Finance Party owes an amount to the Global Agent under the Finance Documents, the Global Agent may after giving notice to that Finance Party:

(i)	deduct from any amount received by it for that Finance Party any amount due to the Global Agent from that Finance Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount,

and that Finance Party will be regarded as having received the amount so deducted.

(c)	The provisions of this Clause 25.14 (Lenders’ Indemnity to the Global Agent) shall continue in full force and effect not withstanding termination of this Agreement or the retirement or removal of the Global Agent in accordance with Clause 26.3(a) (Rights and Obligations).

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25.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Global Agent, the Global Agent may, following consultation with all the Lenders, accept a shorter notice period.

26	RESIGNATION AND REMOVAL OF AGENTS

26.1	Resignation and Removal of the Global Agent

The Global Agent may resign its appointment under the Finance Documents at any time without assigning any reason therefor and the Majority Lenders may remove the Global Agent by giving not less than thirty (30) days’ prior notice to that effect to each of the other Parties hereto provided that no such resignation or, as the case may be, removal shall be effective until:

(a)	a successor for the Global Agent is appointed in accordance with the succeeding provisions of this Clause 26.1 (Resignation and Removal of the Global Agent) and Clause 26.2 (Replacement of Global Agent);

(b)	the resigning Global Agent has transferred to its successor all of the rights and obligations in its capacity as Global Agent under the Finance Documents; and

(c)	the successor for such Global Agent has executed and delivered to each of the other Agents and the Company, an Accession Letter in the form, or substantially in the form, set out in Schedule 4 (Form of Accession Letter).

26.2	Replacement of the Global Agent

If the Global Agent gives notice of its resignation, or if the Majority Lenders give to the Global Agent notice of removal pursuant to Clause 26.1 (Resignation and Removal of Global Agent), then any reputable and experienced bank or other financial institution which is an internationally recognised institution experienced in acting in a similar capacity and which is approved by the Majority Lenders and the Company (such approval not to be unreasonably withheld or delayed) may be appointed as a successor to the Global Agent by the Majority Lenders, during the period of such notice but, if no such successor is so appointed, then the Global Agent may appoint such a successor itself provided such successor meets the criteria set out in this Clause 26.2 (Replacement of the Global Agent).

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26.3	Rights and Obligations

If a successor to any Global Agent is appointed under the provisions of Clause 26.1 (Resignation and Removal of the Global Agent) or Clause 26.2 (Replacement of the Global Agent) then:

(a)	the retiring Global Agent shall be discharged from any further obligation hereunder (without prejudice to any accrued Liabilities) but with the benefit of this Clause 26.3 (Rights and Obligations) and Clause 25.14 (Lenders’ Indemnity to the Global Agent);

(b)	its successor and each of the other parties to the Finance Documents shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party thereto; and

(c)	the resigning Global Agent shall, at the cost of the Company, make available or deliver to the successor Agent all papers and records relating to its role as Global Agent under the Finance Documents.

27	DISCLOSURE OF INFORMATION

27.1	Disclosure by Finance Parties

(a)	Each of the Finance Parties shall have the right, but not the obligation, to disclose any Finance Documents or any records or information about such Finance Documents or about the Company, any Major Project Party or the Project:

(i)	to any other Finance Party or any employees, officers, fund managers, directors or agents thereof;

(ii)	to any Person to whom information may be required to be disclosed by any applicable law or regulation;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(v)	to any rating agency;

(vi)	to any member of the KfW Bankengruppe, employees, officers, fund managers, directors, bodies or agents thereof subject to the confidentiality agreement with the Company dated 5 December 2008;

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(vii)	any of its professional advisers or any professional adviser to any Person specified in paragraphs (i) to (vii) above (including, without limitation, any legal adviser, insurance adviser, auditor, financial adviser, technical adviser or other Project adviser) that is appointed with consent of the Company and subject to a Confidentiality Undertaking (unless confidentiality is implied by law or regulation);

(viii)	in the case of DEG, it may disclose all and any information relating the Company and the Project to the Financing Partners and their respective representatives, fund managers and advisers subject to the confidentiality agreement with the Company dated 13 August 2007 (the “DEG Letter”) (and this Clause 27 (Disclosure of Information) shall be an authority to disclose under paragraph 5(d) of the DEG Letter);

(ix)	subject to the DEG Letter, DEG may disclose all and any information relating to the Company and the Project to the relevant Participants and the Participants may disclose such information to their respective employees, officers, directors, representatives, fund managers and advisers and, in respect of EAIF only, EAIF may disclose such information to any existing or potential lender to, or investor in, EAIF provided a Confidentiality Undertaking is entered into;

(x)	to the extent allowed under paragraph (b) below and in accordance therewith; or

(xi)	to any other Person with the prior written consent of the Company.

(b)	Notwithstanding paragraph (a) above, any Lender may disclose to any of its Affiliates and any other Person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Company, any information about the Company and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

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(c)	With reference to the above information under paragraphs (a) and (b), the Company hereby consents to the transfer of such information by any members of the KfW Bankengruppe:

(i)	for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement as between members of the KfW Bankengruppe; and

(ii)	as a result of any legal, judicial or regulatory requirements; and

(iii)	to the government of the Federal Republic of Germany.

27.2	Disclosure by the Company

The Company will keep the terms and conditions of the Finance Documents confidential and shall not, without the prior written consent of the Global Agent (acting on the instructions of the Lenders, acting reasonably), disclose any of such terms and conditions, except as required by:

(a)	law or regulation, including, without limitation, securities laws and the rules and regulations of any stock exchange on which securities of any Affiliate of the Company are listed;

(b)	order or decision of any court having jurisdiction over the Company or any of its Affiliates; or

(c)	as may be required by any Authority having authority over the Company or any of its Affiliates.

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

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29	PAYMENT MECHANICS

29.1	Payments to Lenders and the Company

On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or the Lender, as the case may be, shall make the same available to the Global Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by such Person as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.2	Distributions by the Global Agent

Each payment received by the Global Agent under the Finance Documents for another Party shall, subject to Clause 29.3(Clawback), be made available as soon as practicable after receipt by the Global Agent to the Party entitled to receive payment in accordance with the Finance Documents (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Global Agent by not less than seven (7) days notice.

29.3	Clawback

(a)	Where a sum is to be paid to a Global Agent under the relevant Finance Documents for the account of another Lender, Participant or KfW, the Global Agent is not obliged to pay that sum to that Person (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Global Agent pays an amount to such Person and it proves to be the case that the Global Agent had not actually received that amount, then such Person to whom that amount (or the proceeds of any related exchange contract) was paid by the Global Agent shall on demand refund the same to the Global Agent together with interest on that amount from the date of payment to the date of receipt by the Global Agent, calculated by the Global Agent to reflect its cost of funds.

29.4	No Set-Off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the immediately preceding Business Day (if there is not) except for any payment due on the Final Repayment Date under any Facility which, if such date is not a Business Day, shall always be payable on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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29.6	Currency of Account

(a)	Subject to paragraph (b) below, US Dollars are the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.7	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Global Agent (after consultation with the Company and any affected Finance Party); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Global Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Global Agent (acting on the instructions of the Lenders) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

29.8	Partial payments

(a)	If the Global Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Global Agent must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

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(ii)	second, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Global Agent must, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	This Clause 29.8 (Partial payments) will override any appropriation made by the Company.

29.9	Disruption to payment systems

(a)	If the Global Agent (acting on the instructions of the Lenders) determines that a Disruption Event has occurred or the Company notifies the Global Agent that a Disruption Event has occurred, the Global Agent:

(i)	may, and must if requested by the Company, enter into discussions with the Company for a period of not more than five (5) days with a view to agreeing any changes to the operation or administration of the Facilities (“changes”) as the Global Agent (acting on the instructions of the Lenders) may decide is necessary;

(ii)	is not obliged to enter into discussions with the Company in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Clause 29.9 (Disruption to payment systems).

(b)	Any agreement between the Global Agent (acting on the instructions of the Lenders) and the Company will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 33 (Amendments and Waivers).

(c)	If the Global Agent makes any payment to any person in respect of a Liability incurred as a result of taking or not taking any action under this Clause 29.9 (Disruption to payment systems), the amount of that payment is an amount in respect of which each Lender must indemnify the Global Agent for that Lender’s Pro Rata Share of any Liability incurred by the Global Agent under this Clause 29.9 (Disruption to payment systems) (unless the Global Agent has been reimbursed by the Company under a Finance Document) unless such payment was made as a result of the Global Agent’s fraud, gross negligence or willful misconduct.

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29.10	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Finance Party.

30	NOTICES

30.1	Communications in Writing

(a)	Any notifications or other communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or to the extent agreed by the Parties making and receiving the communications, by email or any other electronic communication.

(b)	Unless otherwise provided herein or in any other Finance Document, notices, reports and other written communications to be given to the Global Agent and/or the Lenders, shall be given and made available in such number of copies as the Global Agent has previously notified (including by written standing instructions) to the issuing Party to be sufficient in respect of such notice, report or other written communication, provided that in the absence of such previous notification by the Global Agent or the Lenders, one copy shall be deemed to be sufficient.

(c)	For the purposes of the Finance Documents, an electronic communication will be treated as communication in writing provided the Parties making and receiving the electronic communication have agreed to use such communication under paragraph (a) above.

(d)	In no event shall the Global Agent be liable for any Liability arising from it receiving or transmitting any instruction from any party via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail. The Finance Parties accept that some methods of communication are not secure and the Global Agent shall incur no Liability for receiving instructions, notices or communications via any such non-secure method. Each of the Global Agent is authorised to comply with and rely upon any such notice, instruction or other communications believed by it to have been sent to given by the relevant party.

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30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is provided below.

(a)	The contact details of the Company for this purpose are:

Address: Off Moi South Lake Road, Hellsgate National Park, P.O. Box

1566-20117, Naivasha, Kenya.

Fax: +254 (0) 50 50668

Attention: Mr. Earnest Sayi Mabwa

With a copy to: OrPower4 Inc. c/o Ormat Nevada Inc., 6225 Neil Road,

Reno, Nevada.

Attention: President

Fax: +1 775 356 9039

(b)	The contact details of the Global Agent for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft

mbH, Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(c)	The contact details of the DEG “A” Lender for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH,

Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(d)	The contact details of the DEG “B” Lender for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH,

Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

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30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when a fax confirmation is received; or

(ii)	if by email or any other electronic communication, when received in legible form; or

(iii)	if delivered in person, at the time of delivery; or

(iv)	if by way of letter, when it has been left at the relevant address or seven (7) days after being sent by international courier prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to any Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer or that Agent identified in Clause 30.2 (Addresses) (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Global Agent (except where the contrary is expressly set out herein).

30.4	Use of websites

(a)	Except as provided below, either the Company or the Global Agent may deliver any information under this Agreement to any other Party or Lender by posting it on to an electronic website if:

(i)	the Global Agent and the Lenders agree;

(ii)	an electronic website is designated for this purpose;

(iii)	each other Party for whom the website is intended is notified of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Global Agent (acting on the instructions of the Lenders).

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(b)	The Company shall, promptly upon becoming aware of its occurrence, notify the Global Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (c)(i) or (ii) above occur, the Company shall supply any information required under this Agreement in paper form until the Global Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

30.5	Notification of Address, Fax number

(a)	Any Party may change its contact details by giving seven (7) days written notice to the Global Agent or (in the case of the Global Agent) to the other Parties.

(b)	Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to paragraph (a) above or changing its own address or fax number, the Global Agent shall notify the other Parties.

30.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Global Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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31	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

32	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	AMENDMENTS AND WAIVERS

33.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Global Agent may or, in the case of an amendment or waiver of a Finance Document, effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Global Agent must promptly notify the other Finance Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Finance Parties.

33.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definitions of Majority Lenders in Clause 1.1 (Definitions);

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(ii)	the purpose for which the Loans may be used;

(iii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iv)	a reduction in the interest rate or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vi)	a release of the Company or any other Major Project Party;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(ix)	the definition of Environmental and Social Requirements and any provision relating thereto;

(x)	the definition of Reference Banks;

(xi)	Clause 19.1(v) (Prohibited Acts);

(xii)	Clause 19.1(w) (No illicit origin of funds);

(xiii)	Clause 20.1(m) (Prohibited Acts);

(xiv)	Clause 20.1(n) (Anti-money laundering);

(xv)	Clause 20.1(o) (No illicit origin of funds);

(xvi)	Clause 20.1(p) (HIV Protective Measures);

(xvii)	Clause 21.1(g) (Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan);

(xviii)	Clause 21.1(f) (Prohibited Acts);

(xix)	Clause 21.1(i) (Blocked Person and Embargoes);

(xx)	Clause 22.1(o) (Prohibited Acts);

(xxi)	Clause 22.1(p) (Anti-money laundering);

(xxii)	this Clause,

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may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Global Agent may only be made with the consent of the Global Agent.

(c)	A Fee Letter may be amended or waived with the agreement of the parties thereto.

33.3	Waivers and remedies cumulative

(a)	The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	No course of dealing, nor failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver.

34	TERMINATION

This Agreement shall be in full force and effect from the date hereof until the Final Termination Date.

35	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36	GOVERNING LAW

This Agreement and any non-contractual rights arising out of or in connection with this Agreement shall be governed by English law.

37	ENFORCEMENT

37.1	Jurisdiction

(a)

Subject to the Company’s right to propose arbitration pursuant to Clause 37.2 (Arbitration) and the Lenders’ option to agree to such proposal, or to initiate arbitration pursuant to Clause 37.2 (Arbitration), the Parties agree that the courts of England shall have exclusive jurisdiction to resolve any

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dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, breach, validity or termination of this Agreement or any of the Finance Documents) (a “Dispute”).

(b)	The Parties agree that English law shall govern the determination of any Dispute regardless of the jurisdiction in which the Dispute is heard.

37.2	Arbitration

(a)	Prior to the commencement of any legal proceedings by the Company in the courts of England in respect of a Dispute the Company shall give prior notice to the Lenders, and the Lenders acting unanimously shall indicate to the Company in writing within fifteen (15) days of receipt of such notice from the Company, whether that Dispute shall instead be resolved by arbitration pursuant to this Clause 37.2 (Arbitration), provided that this Clause 37.2 (Arbitration) shall not prejudice the right of the Lenders to commence arbitration in respect of a Dispute by giving prior notice to the Company. If the Lenders notify the Company that the Dispute is to be resolved by arbitration, to which the Company shall not object, the following provisions shall apply.

(b)	Any arbitration commenced in respect of a Dispute shall be resolved in accordance with the rules of the United Nations Commission on International Trade Law (“UNCITRAL”), which rules are deemed to be incorporated by reference into this Clause save as modified by this Agreement. In any such arbitration:

(i)	the appointing authority shall be the London Court of International Arbitration (the “LCIA”);

(ii)	the language to be used in the arbitration shall be English;

(iii)	the place and seat of the arbitration shall be London, England; and

(iv)	the number of arbitrators shall be three. For the purpose of Article 7 of the UNCITRAL Rules, where there are multiple parties, whether as claimant or as respondent, the claimants shall act and be treated, jointly, as ‘a party’ and the respondents shall act and be treated, jointly, as ‘a party’.

(c)	In any arbitration commenced pursuant to this Clause 37.2 (Arbitration):

(i)	the Parties hereby waive any rights under the Arbitration Act 1996 (UK) to seek determination of a preliminary point of law by the courts of England; and

(ii)	subject to the terms of any arbitration agreement agreed between the Parties and the provisions of the UNCITRAL Arbitration

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Rules, the Company shall be entitled to seek only from the Arbitral Tribunal, but not from any judicial authority, any interim measures of protection or pre-award relief against any of the Finance Parties.

(d)	In any arbitral proceeding, the certificate of a Finance Party as to any amount due to that Finance Party under any Finance Document shall be prima facie evidence of such amount.

37.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints Chadbourne & Parke MNP of Regis House, 45 King William Street, London EC4R 9AN as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned;

(c)	undertakes that as long as any of the Finance Documents remains in force, the Company shall maintain a duly appointed and authorised agent to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding brought by any Finance Party in the courts of England with respect to each of the Finance Documents and shall keep the Global Agent advised of the identity and location of such agent; and

(d)	irrevocably consents, if for any reason the Company’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in England, to service of such papers being made out of those courts by mailing copies of the papers by registered air mail, postage prepaid, to the Company at its address specified pursuant to Clause 30 (Notices). In such a case, any Finance Party shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Company.

37.4	Waiver

(a)	To the extent that the Company may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Finance Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.

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(b)	To the extent that the Company may, in any suit, action or proceeding brought in any of the courts referred to in Clause 37.1 (Jurisdiction) or a court of Kenya, Cayman Islands or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Company is a party, be entitled to the benefit of any provision of law requiring any Finance Party in such suit, action or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of England, Cayman Islands or Kenya or, as the case may be, the jurisdiction in which such court is located.

(c)	Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Documents or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by court.

38	ENTIRE AGREEMENT

This Agreement, together with the other Finance Documents to which some or all of the Parties are party, constitutes the entire agreement between the Parties and all prior responsibilities, negotiations and undertakings shall be excluded from any construction of this Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date stated at the beginning of this Agreement.

95

SCHEDULE 1

The Original Lenders

Facility	Original Lender	Commitment (US$)
DEG “A” Facility:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH	60,000,000

DEG “B” Facility:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH	15,000,000

The Participants and EFP

Facility	Party as at date of Agreement	Amount of Participation (US$) as at date of Agreement
DEG “A” Facility:	KfW	20,000,000

DEG “A” Facility	EFP	20,000,000

DEG “B” Facility:	Emerging Africa Infrastructure Fund Limited	15,000,000

96

SCHEDULE 2

Conditions of Disbursement

Part 1

Conditions of the First Disbursement

All conditions to First Disbursement were satisfied or waived prior to First

Disbursement in accordance with the terms of the Original Common Terms

Agreement dated 5th January 2009.

Part 2

Conditions of All Disbursements

Since no more disbursements shall be effected Part 2 of Schedule 2 is deleted.

97

SCHEDULE 3

Form of Transfer Certificate

To:	DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH,
as Global Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender]
(the “New Lender”)

Dated:

RE: [Insert details relating to the relevant Loan Agreement] dated [                    ] and the Common Terms Agreement dated [                    ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Lender and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”)

1	Capitalised terms have the meaning given to such terms in the Common Terms Agreement unless otherwise defined herein.

2	We refer to Clause 23.2 (Procedure for Assignment or Transfer) of the Common Terms Agreement:

(a)	This is a Transfer Certificate.

(b)	The Existing Lender transfers by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with the terms of the Common Terms Agreement.

(c)	The proposed Transfer Date is [ ].

(d)	On the Transfer Date the New Lender becomes party to the [relevant Loan Agreement], the Subordination Agreement and the Common Terms Agreement as Lender.

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Common Terms Agreement are set out in the New Lender Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 23.4 (Limitation of Responsibility of Existing Lenders) of the Common Terms Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

5	This Transfer Certificate is governed by English law.

98

THE SCHEDULE

Commitment, Rights and Obligations to be Transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is countersigned by the Global Agent and the Transfer Date is confirmed as [                    ].

DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent

By:

99

SCHEDULE 4

Form of Accession Letter

To:	DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH,
as Global Agent

From:	[ ]

Dated:

Dear Sirs

This Agreement dated [                    ] is supplemental to a Common Terms Agreement dated [                    ] between, inter alia, OrPower 4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Lender and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”).

Words and expressions defined in the Common Terms Agreement have the same meaning when used in this Agreement.

[Name of New Lender] hereby agrees with each other Person who is or who becomes a Party to the Common Terms Agreement that with effect on and from the date hereof it will be bound by the obligations of and will benefit from, the Finance Documents as [state capacity of relevant New Party] as if it had been an Original Lender and Party to the Finance Documents in that capacity.

Address for notice of [Name of New Lender] for the purposes of Clause 30 (Notices) of the Common Terms Agreement is:

[                    ]

This Agreement is governed by English law.

IN WITNESS WHEREOF, this agreement has been executed as a deed and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a Deed	)

by [Name of New Party]	)

acting by [ ]	)

in the presence of:	)

Name:

Address:

100

Agreed and accepted by the Global Agent

DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH

by

Authorised Signatory

Address:

Fax No:

Attention:

101

SCHEDULE 5

HIV Protective Measures

(Adopted from ILO Code of Practice on HIV/AIDS and the World of Work – Key principles)

The following principles are part of the International Labor Organization’s Code of Practice on HIV/AIDS and the World of Work. The code is voluntary and meant for use by the private sector in the development of workplace policies and guidelines.

HIV/AIDS is a workplace issue, not only because it affects the workforce, but also because the workplace can play a vital role in limiting the spread and effects of the epidemic.

Non-Discrimination - There should be no discrimination or stigmatization against workers on the basis of real or perceived HIV status.

Gender equality - More equal gender relations and the empowerment of women are vital to preventing the spread of HIV infection and enabling women to cope with HIV/AIDS.

Healthy work Environment - The work environment should be healthy and safe, and adapted to the state of health and capabilities of workers.

Social Dialogue - A successful HIV/AIDS policy and program requires cooperation, trust and dialogue between employers, workers, and governments.

Screening for purposes of employment - HIV/AIDS screening should not be required of job applicants or persons in employment, and testing for HIV should not be carried out at the workplace except as specified in this code.

Confidentiality - Access to personal data relating to a worker’s HIV status should be bound by the rules of confidentiality consistent with existing ILO codes of practice.

Continuing the employment relationship - HIV infection is not a cause for termination of employment. Persons with HIV-related illnesses should be able to work for as long as medically fit in appropriate conditions.

Prevention - The social partners are in a unique position to promote prevention efforts through information and education; and support changes in attitudes and behaviour.

Care and Support - Solidarity, care and support should guide the response to AIDS in the workplace. All workers are entitled to affordable health services and to benefits from statutory and occupational schemes.

102

SCHEDULE 6

Form of Operating Report

Report Date: [                    ]

Subject: Operating report for the period between DD/MM/20XX and DD/MM/20XX

Operating Report

1	Generation Summary

Item	For the period	YTD 20XX
Net Energy Sales (MWh)
Avg. Daily Generation (MW)
Availability (%)

OEC	Operational Hours during Period	Periodical MWh Generation (Gross)	Periodical MW (Gross)	YTD hr	YTD MWh (Gross)	YTD MW (Gross)
OEC-1
OEC-2
OEC-3
OEC-4
OEC-5
OEC-6
Total

103

Summary of Power Generation:

Indicator	Units	During Reporting Period	Accumulated during Calendar Year
Power Plant Gross Generation Aux. Load Net Energy Sales	MWh
Average Power Delivered	MW
Average Power corrected by ambient temperature	MW
Capacity Factor 48 MW Availability Factor all OECs	%
Average Ambient Temperature	°C

2	Maintenance Summary

2.1	OEC down time.

Definition: OEC is not available if it is stopped for preventive or corrective maintenance.

•	Maintenance Hours:

Preventive – man hrs. total	OEC hrs. down time registered
Corrective – man hrs. total	OEC hrs. down time registered

2.2	Corrective Maintenance

	Date	Corrective Maintenance Events	Man Hrs	Total Man Hrs	Down Time
BOP	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 1	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 2	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 3	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 4	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 5	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 6	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
Total

104

2.3	Maintenance Activities/Events Summary:

Power Grid:

•	[Preventive maintenance done as per schedule]

Balance of Plant:

•	[Monthly and weekly done as per schedule.]

•	[Early generation main steam line was repaired.]

•	[Annual maintenance for EG BOP was done.]

Well field and Gathering System:

•	[Weekly and monthly procedures done on schedule.]

OEC Units:

•	[Monthly and weekly PM done accordingly on all units.]

•	[OEC 4 feed pump 9300B failed and pulled out for farther investigation.]

•	[Commissioning of condensate bypass control valves.]

•	[Annual maintenance for EF units was done as scheduled.]

3	Environmental Compliance Status

[Reporting guidance: Please include results of monthly H2S monitoring program as a report attachment]

105

4	Power Plant Safety Monthly Status

Event	Date
Last Safety and Health Committee Training	[Date]
Last Safety and Health Committee Meeting	[Date]
Last Basic Occupational Safety and Health Training	[Date]
Last Safety and Health meeting held (all)	[Date]
Last Annual Fire Fighting Course	[Date]
Last CPR and First Aid course	[Date]
Last safety emergency response plan review	[Date]
Last Occupational Accident/Incident Committee Training	[Date]

Health and Safety Report

(The total lost time work hours logged during the specified reporting period should be reported to the appropriate regulatory agency.)

Non-Fatal Injures	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Injuries (note 1)
Lost time less than one day
Lost time up to 3 days (note 2)
Lost time more than 3 days (note 2)
Total Number of Injuries
Time Lost (number of whole days)
Lost time up to 3 days
Lost time more than 3 days
Total Time Lost (days)

Note 1:	Recorded on the day of the incident.
Note 2:	The day on which an incident occurs is not included in the total

106

Occupational Illness	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Positive Diagnoses (note 1)
Lost time less than one day
Lost time up to 3 days (note 2)
Lost time more than 3 days (note 2)
Total Number of Positive Diagnoses
Time Lost (number of whole days)
Lost time up to 3 days
Lost time more than 3 days
Total Time Lost (days)

Note 1:	Recorded on the day of the positive diagnosis.
Note 2:	The day on which an incident occurs is not included in the total

Fatalities	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Fatalities (note 1)
Immediate
Within a Month of Injury
Within a Year of Injury
Total Number of Fatalities

Note 1:	Recorded at time of death.

Contracted Plant Capacity (MW)	[Amount]
Date of Last Contracted Capacity Test	[Date]

[Reporting guidance: Please provide spreadsheet file that’s the basis for the tabulated monthly report data below along with the semiannual report .pdf file]

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
OEC 1
Operating Hours
Gross Generation (MWh)

OEC 2
Operating Hours
Gross Generation (MWh)

107

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD

OEC 3
Operating Hours
Gross Generation (MWh)

OEC 4
Operating Hours
Gross Generation (MWh)

OEC 5
Operating Hours
Gross Generation (MWh)

OEC 6
Operating Hours
Gross Generation (MWh)

Plant
Gross Generation (MWh)
Auxiliary Use (MWh)
Energy Sales (MWh)

Scheduled / Preventive Maintenance (MWh)

108

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
Unscheduled / Corrective Maintenance (MWh)

Maximum Load (MW)
Minimum Load (MW)
Average Load (MW)
Period Hours
Operating Hours
Total Plant Scheduled / Preventive Maintenance Man Hours
Total Plant Unscheduled / Corrective Maintenance Man Hours

Calculated Steam Usage (Ton)
Average Steam Temperature
Average Steam Pressure
Total Brine Usage (Ton)
Average Brine Temperature
Average Brine Pressure (bar g)

Injection
Total Injected (Ton)
Average Injection Temperature

Average Ambient Temperature

109

5	Comparison Between Operating Budget and Actual Financial Performance

	Actual*					Budget*
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	Total
1. Salaries, G&A, etc.
1.1 Salaries (fixed monthly portion)
1.2 Salaries (Other)
1.3 Site G&A
1.4 Property Insurance
1.5 Owner G&A
1.6 Housing
1.7 Safety
1.8 Other / Misc.

Total Fixed Costs Budget

2. Spare Parts, Consumables, etc.
2.1 Spare parts, repairs and consumables
2.2 Other / Misc.
Total Variable Costs Budget

3. Wellfield Maintenance / Capex (excluding draw on reserves)
3.1 Wellfield Maintenance
3.2 CapEx
3.3 Misc.
Total Wellfield Maintenance / Capex Budget

4. O&M Contingencies & misc.
4.1 O&M Contingencies & misc.
5. Corporate Income Taxes
5.1 Cash corporate income taxes

6. TOTAL

*	Sums are in thousand dollars.

110

Generation and Revenue	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Projected Net Generation (MWh)
Actual Net Generation (MWh)
Budgeted Revenue (M$)
Invoiced Amounts (M$)

111

SCHEDULE 7

Repayment Schedule

Instalment	Repayment Date	DEG “A” Facility (US$)	DEG “B” Facility (US$)	Total (US$)
1	15/12/09	3,157,894.74	789,473.68	3,947,368.42
2	15/06/10	3,157,894.74	789,473.68	3,947,368.42
3	15/12/10	3,157,894.74	789,473.68	3,947,368.42
4	15/06/11	3,157,894.74	789,473.68	3,947,368.42
5	15/12/11	3,157,894.74	789,473.68	3,947,368.42
6	15/06/12	3,157,894.74	789,473.68	3,947,368.42
7	17/12/12	3,157,894.74	789,473.68	3,947,368.42
8	17/06/13	3,157,894.74	789,473.68	3,947,368.42
9	17/12/13	3,157,894.74	789,473.68	3,947,368.42
10	17/06/14	3,157,894.74	789,473.68	3,947,368.42
11	17/12/14	3,157,894.74	789,473.68	3,947,368.42
12	17/06/15	3,157,894.74	789,473.68	3,947,368.42
13	17/12/15	3,157,894.74	789,473.68	3,947,368.42
14	17/06/16	3,157,894.74	789,473.68	3,947,368.42
15	17/12/16	3,157,894.74	789,473.68	3,947,368.42
16	17/06/17	3,157,894.74	789,473.68	3,947,368.42
17	17/12/17	3,157,894.74	789,473.68	3,947,368.42
18	17/06/18	3,157,894.74	789,473.68	3,947,368.42
19	17/12/18	3,157,894.74	789,473.68	3,947,368.42

112

SCHEDULE 8

Corporate Structure Chart

113

SCHEDULE 9

Form of Financial Statements

Part 1

Form of Unaudited Financial Statements for Company

Assets

Current assets:

Cash and cash equivalents

Trade receivables

Prepaid expenses and other receivable

Total current assets

Non-Current assets:

Deposits and other

Property, plant and equipment, net

Construction-in-process

Total non-current assets

Total assets

Liabilities and Shareholder’s Equity

Current liabilities-

Accounts payable and accrued expenses

Non-Current liabilities:

Deferred income taxes

Due to related entities

Due to parent

Total non-current liabilities

Total liabilities

Shareholder’s equity:

Share capital

Retained earnings

Total shareholder’s equity

Total liabilities and shareholder’s equity

Revenues

Cost of revenues

Gross margin

General and administrative expenses

Other operating income

Other expenses – net

114

Operating income

Income tax expense

Net income for the period

Cash flows from operating activities:

Income before income taxes

Interest received

Income tax paid

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation

Amortization of prepaid operating lease rentals

Profit on sale of property, plant and equipment

Interest received

Construction-in-process

Changes in operating assets and liabilities:

Receivables and prepaid expenses

Intercompany

Accounts payable and accrued expenses

Net cash provided by operating activities

Cash flows from investing activities:

purchase of property, plant and equipment

Payments for construction in progress

Proceeds from disposal of property, plant and equipment

Net cash used in investing activities

Cash flows from financing activities –

Repayment of related party balances

Net cash provided by (used in) financing activities

Net increase in cash and cash equivalents

Cash and cash equivalents at beginning of period

Cash and cash equivalents at end of period

Supplemental non-cash investing activities –

Increase in due to related party related to purchases of property, plant and equipment

Increase in accounts payable related to purchases of property, plant and equipment

115

Part 2

Form of Audited Financial Statements for Kenyan Branch

ORPOWER4, INC – KENYA BRANCH

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2011

116

Part 3

Form of Audited Financial Statements for Company

ORPOWER4, INC

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2012

117

SCHEDULE 10

Site Plan

PLAN SHOWING PROPOSED HIGH TENSION POWER TRANSMISSION LINE
DISTRICT:- NAKURU
LOCALITY:- SOUTH WEST OF LAKE NAIVASHA
CONSERVANCY
BOUNDARY
Proposed OVERHEAD POWER LINE
GATE
PARK
HELL'S
NATIONAL
GAME
OL KARIA III
GEOTHERMAL AREA
KONGONI
L.R.No 12881/1
(KEN GEN.)
L.R.No 12859
(KENGEN.)
L.R.No 8398/2
L.R.No 2662
NATIONAL PARK
NARASHA GATE
Access Road
Latitude
0°53' South
Longitude
36°17' East
NATIONAL PARK
OSERIAN ENTRANCE
Proposed POWER LINE TO
CONNECT TO NATIONAL
GRID NEAR
OL KARIA II
Power Station!
SCALE:- 1 in 25,000.
(4 centimetres to 1 kilometre.)
AUGUST 2000.
J.S.Vaughan,
Licensed Surveyor,
Box 46. NAIVASHA.
NAROK
TRUST LAND
DRAWING No V/865/B/14.

118

SCHEDULE 11

Excluded Activities

1	Production or activities involving forced labour[1] or child labour[2].

2	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3	Production or trade in3

3.1	weapons and munitions

3.2	tobacco

3.3	hard liquor.

4	Gambling, casinos and equivalent enterprises[4].

5	Any business relating to pornography or prostitution.

6	Trade in wildlife or wildlife products regulated under CITES[5].

7	Production or use of or trade in hazardous materials such as radioactive materials[6], unbounded asbestos fibres and products containing PCBs[7].

8	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

9	Drift net fishing in the marine environment using nets in excess of 2.5km in length.

[1]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined in the ILO conventions.
[2]

Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[3]	This applies when these activities are a substantial part of a project sponsor’s primary operations.
[4]	This applies when these activities are a substantial part of a project sponsor’s primary operations.
[5]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.
[6]

This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded.

[7]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

119

10	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[8] and other hazardous substances subject to international phase-outs or bans.

11	Significant conversion or degradation[9] of Critical Habitat[10].

12	Production and distribution of racist, anti-democratic and/or neo-nazi media.

[8]

Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer“. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[9]

Significant conversion or degradation means the (1) elimination or seves diminution of the integrity of a habitat caused by a major, long-term change in land or water use; or (2) modification of a habitat that substantially reduces the habitat’s ability to maintain viable population of its native species.

[10]

Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the world Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

120

SCHEDULE 12

Calculation of the Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:

the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Global Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Global Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Global Agent. This percentage will be certified by that Lender in its notice to the Global Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Global Agent as follows:

E × 0.01	per cent. per annum.
300

Where:

E: is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Global Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Global Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

121

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Global Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Global Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Global Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

the jurisdiction of its Facility Office; and

any other information that the Global Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Global Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Global Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Global Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Global Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Global Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

122

11	Any determination by the Global Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Global Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

123

SCHEDULE 13

Form of Operating Budget

From : January 1st [ ]	To: December 31st [ ]

(In US$ thousands)	[ ] OPERATING BUDGET
	Annual			Comments

1. Salaries, G&A, etc.

1.1 Salaries (Fixed Monthly Portion)	$	[	]	1/12 per month

1.2 Salaries other	$	[	]

1.3 Site G&A	$	[	]	1/12 per month

1.4 Property insurance	$	[	]

1.5 Owner G&A	$	[	]

1.6 Housing	$	[	]

1.7 Safety	$	[	]

1.8 Other / Misc.	$	[	]

Total Fixed Costs Budget	$	[	]

2. Spare parts, Consumables, etc.

2.1 Spare parts, repairs and consumables	$	[	]

2.2 Other / Misc.	$	[	]

Total Variable Costs Budget	$

124

3. Wellfield Maintenance / Capex		(exc, draw on reserves)

3.1 Wellfield maintenance	$	[	]

3.2 CapEx	$	[	]

3.3 Misc.(*)	$	[	]

Total Wellfield Maintenance / Capex	$	[	]

4. O&M Contingencies & misc.

4.1 O&M Contingencies & misc.	$	[	]

5. Income Taxes

5.1 Cash Income Taxes	$	[	]

6. TOTAL OPERATING BUDGET FOR PERIOD(**)	$	[	]

The Annual Operating Budget above is not evenly spread across the months within the year, with the exception of the items which are commented with “1/12 per month”.

(*)	If miscellaneous amount exceeds twenty percent (20%) of total Wellfield Maintenance / Capex Amount, such costs should be further broken-down by category.
(**)	Excluding: deposits to reserve accounts, political risk insurance premiums, royalty charges on revenue to KPLC, interest on debitory accounts (if any) and hedging costs (if any).

125

SCHEDULE 14

Form of Environmental and Social Action Plan

The Company shall wherever applicable continue to carry out the actions as specified below and declares that the necessary resources will be allocated. This Environmental and Social Action Plan is based on the Environmental and Social Review Summary (ESRS, dated 23.06.08) that was prepared for the Project by DEG. This Environmental and Social Action Plan does not substitute the Environmental and Social Management Plan (“ESMP”).

Environmental & social issues	Action description	Responsible staff member/s	Status[11]	Remarks[12]

IFC Performance Standards

Compliance with IFC Performance Standards as per the Common Terms Agreement	Incorporate into the ESMP the commitment to comply with the IFC Performance Standards	Plant Manager	Completed	None.

Management capacity and organisation	Nominate responsible person within the organisation for: • community contacts and issues • environmental issues • health and safety	Environmental Officer	Completed	None

[11]	Status: planned, budgeted, started, completed
[12]	Target completion: specified date, ongoing

126

Mitigation of social impacts

Massai community	Develop and implement a formalised grievance mechanism for surrounding communities that allows individuals to address concerns	Plant Manager	Completed	None

	Continue regular consultation and take, if necessary, actions necessary as a result of the consultations	Plant Manager	On going	To be carried out on quarterly basis

HIV/ AIDS	Draft a HIV/AIDS policy in accordance with the Common Terms Agreement (Schedule 5)	Plant Manager	Completed	None

	Formally adopt and launch a HIV/AIDS policy and establish the required program	Plant Manager	Completed	None

Mitigation of physical / chemical impacts

Greenhouse gas emissions	Develop a method to quantify the composition of non condensable gas (“NCG”) emissions of the project and - include figure into the annual reporting	Plant Manager	On going	To be carried out on quarterly basis commencing from Q 1 2010

127

Tracer studies	Take all reasonable efforts to verify the presence and the results of the tracer studies carried out by KenGen		Completed	None

Monitoring

ESMP	Review the ESMP subsequent to operation to assess areas where changes or additional actions would be appropriate	Plant Manager	On going	To be carried out annually

H2S Monitoring	Installation of two continuous H2S monitors at locations accessible to the public.	Plant Manager	Completed	None

Soil sampling	Obtain soils samples and analyze annually for contaminants such as boron, arsenic and mercury at one or two nearby locations in vegetated areas (selection of location to based on results of initial measurements)	Plant Manager	On going	To be carried out annually

Reporting and Review

Annual independent review	Review of compliance with environmental and social contractual obligations by an independent – NEMA approved – consultant and include results in the Annual Environmental and Social Report prepared by the consultant and submitted to NEMA and copied to the Global Agent	Plant Manager	On going	To be carried out annually

128

SCHEDULE 2

to the Amendment Agreement

Conditions Precedent

1	A copy, certified a true copy by an Authorised Signatory, of the constitutional documents of the Company or a certificate of such an Authorised Signatory confirming that its constitutional documents delivered pursuant to the Amended and Restated Common Terms Agreement remain in effect in such form unamended.

2	Certified copy extracts of a meeting of the board of directors of the Company approving the Amendment Documents and designating authorised signatories of the Company to execute the Amendment Documents and any other documents required in connection with the transactions contemplated hereby and thereby.

3	A certificate of an Authorised Signatory setting out the names and signatures of the persons authorised to sign the Amendment Documents and all other documents to be executed in connection herewith.

4	Satisfactory legal opinions from Trinity International LLP, English legal advisers to the Global Agent in England & Wales in connection with this Amendment Agreement addressed to the Global Agent.

5	Satisfactory legal opinion from Cayman legal advisers to the Company in connection with this Amendment Agreement addressed to the Global Agent.

6	Satisfactory legal opinion from Company’s New York Counsel in relation to the legal, valid, binding and enforceable nature of the Closing Coordination and Escrow Agreement and the guaranty to be issued by Ormat Technologies, Inc. in relation to the Amended and Restated Common Terms Agreement.

7	Evidence of execution by all parties of the Closing Coordination and Escrow Agreement, the Subordination Agreement, the Amended Participation Agreement and the Guarantee.

8	Evidence that the Company has paid all fees then due and payable to Lenders, including without limitation, the fees and expenses then owing in relation to the Lenders’ External Advisers.

9	Confirmation from the Global Agent that it has received all financial and environmental reports due to be delivered to it under the Common Terms Agreement up to and including the date of this Agreement.

10	Provision of the Certificate of the Independent Engineer in relation to the financial projections of the Project.

SIGNATORIES

Company

SIGNED by:

for and on behalf of
ORPOWER 4 INC.

Name:

Title:

Global Agent

SIGNED by:

the duly constituted attorney(s) of
DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH

Name:

Title:

Original Lender

SIGNED by:

the duly constituted attorney(s) of
DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH

Name:

Title:

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